AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 11, 1997

                                        Registration No. 333-

                     SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549


                                FORM S-3

                         REGISTRATION STATEMENT
                                 Under
                       The Securities Act of 1933

               ATLANTIC GULF COMMUNITIES CORPORATION
         (Exact name of registrant as specified in its charter)

                             DELAWARE
(State or other jurisdiction of incorporation or organization)

                    2601 South Bayshore Drive
                    Miami, Florida 33133-5461
                         (305) 859-4000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          59-0720444
               (I.R.S. Employer Identification No.)

                       Thomas W. Jeffrey
                    Executive Vice President
                   2601 South Bayshore Drive
                   Miami, Florida 33133-5461
                        (305) 859-4000
(Name, address, including zip code and telephone number including area code, of agent for service)

The Commission is requested to send copies of all communications to:
                     Carter Strong, Esq.
              Arent Fox Kintner Plotkin & Kahn
                1050 Connecticut Avenue, N.W.
                Washington, D.C.  20036-5339
                       (202) 857-6252

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration
Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box. [   ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended ("Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following
box.   [ X ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for
the same offering.    [   ]

If this form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.   [   ]

If delivery of the prospectus is expected to be made pursuant to Rule
343, please check the following box.    [   ]

                    CALCULATION OF REGISTRATION FEE

Title of Securities  Amount to be    Proposed     Proposed Maximum     Amount
to be Registered     Registered       Maximum        Aggregate         of Fee
                                   Offering Price    Offering
                                    Per Unit (1)      Price
Common Stock         1,776,199         $5.875       $10,435,169      $3,162.17

Series B
Preferred Stock      1,000,000         $9.88        $ 9,880,000      $2,993.94

Common Stock
issuable upon
conversion of
Series B Preferred
Stock and exercise
of Series B
Warrants (2)(3)      3,739,130           --              --             (2)


TOTAL                                               $20,315,169      $6,157.00

(1) Estimated solely for purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended, based upon the average of the high and low price reported on August 6, 1997.

(2) The Common Stock being registered hereby is issuable upon conversion of Series B Preferred Stock and exercise of Series B Warrants. Accordingly, pursuant to Rule 457(i) under the Securities Act, no additional filing fee is required.

(3) Includes such undetermined additional shares as may become issuable pursuant to the antidilution provisions of the Series B Preferred Stock and the Series B Warrants and to the dividend provisions of the Series B Preferred Stock.

The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
                       SUBJECT TO COMPLETION
             PRELIMINARY PROSPECTUS DATED AUGUST __, 1997

                ATLANTIC GULF COMMUNITIES CORPORATION

                    5,515,329 Shares of Common Stock
            1,000,000, Shares of Series B Preferred Stock


This Prospectus relates to the offering and resale by the persons listed under the heading "Selling Stockholders" (the "Selling Stockholders") of up to 5,515,329 shares of Common Stock and 1,000,000 shares of Series B Preferred Stock (collectively, the " Securities"), of Atlantic Gulf Communities Corporation, a Delaware corporation (the "Company"). The Securities to which this Prospectus relates have been registered under the Securities Act of 1933, as amended (the "Securities Act"), on behalf of the Selling Stockholders to permit their public sale or other distribution. See "Selling Stockholders" and "Plan of Distribution."

None of the net proceeds from the sale of the Securities will be received by the Company.

The Series B Preferred Stock ranks senior to the Common Stock with respect to dividends and distributions. Holders of Series B Preferred Stock will be entitled to receive, when, as and if declared by the Board, cash dividends on a quarterly basis at an annual rate equal to 20% of the liquidation preference, which is $10 per share, plus any accrued and unpaid dividends. Upon certain events of default, dividends will accumulate at an annual rate of 23%. The Series B Preferred Stock will be redeemable by the Company in whole or in part after three years from the issuance date at a redemption price in cash equal to the liquidation preference. Holders of the Series B
Preferred Stock have certain "put rights" which will entitle them to require the Company to repurchase the Series B Preferred Stock in certain amounts and at certain times: up to an aggregate of one-third of the shares of the Series B Preferred Stock after the end of the fourth year following the issuance date and before the end of the fifth year, up to an aggregate of two-thirds of the shares of the Series B Preferred Stock after the end of the fifth year following the issuance date and before the end of the sixth year, and up to the entire amount after the sixth year following the issuance date, at a repurchase price in cash equal to the liquidation preference. Certain events of default, including a Default Change of Control (as defined below) of the Company, would accelerate the put rights. The Series B Preferred Stock will be convertible into such number of shares of Common Stock as is obtained by dividing the liquidation preference by the conversion price of $5.75 per share, subject to certain adjustments. The Series B Preferred Stock put rights will not be secured. Holders of Series B Preferred Stock will have no voting rights except as may be required by applicable law. As long as Apollo (as defined) holds at least 500,000 shares of Series A Preferred
Stock, it will have certain consent rights in respect of the Company engaging in "Major Transactions" (as defined). For a description of the rights and preferences of the Series B Preferred Stock, see "Description of Capital Stock -- Series B Preferred Stock."

The Common Stock is traded on the NASDAQ National Market System under the symbol "AGLF." On August 7, 1997, the last reported sale price of the Common Stock on the National Market System was $6.00 per share.
See "Price Range of Common Stock and Dividends."   Each share of Series
B Preferred Stock is immediately convertible at the holder's option into 1.739 shares of Common Stock (subject to adjustment).

The Company has applied for listing of the Series B Preferred Stock on the National Market System under the trading symbol "AGLFP." The Company expects the Series B Preferred Stock to be accepted for quotation on the National Market System if there are an adequate number of publicly held shares of Series B Preferred Stock to meet the requirements of NASDAQ. No assurance can be given that there will be an adequate number of publicly held shares of Series B Preferred Stock, or that a market will develop for the Series B Preferred Stock.

SEE "RISK FACTORS" COMMENCING ON PAGE 7 FOR CERTAIN
INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN
INVESTMENT IN THE SECURITIES.


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
  COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
      ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

THE SECURITIES MAY BE SOLD FROM TIME TO TIME BY THE SELLING STOCKHOLDERS THROUGH DEALERS, BROKERS OR OTHER AGENTS AT MARKET PRICES PREVAILING AT THE TIME OF SALE. THE COMPANY WILL BEAR SUBSTANTIALLY ALL OF THE EXPENSES INCIDENT TO THE REGISTRATION OF THE SECURITIES, WHICH ARE ESTIMATED TO BE APPROXIMATELY $52,000. THE SELLING STOCKHOLDERS AND ANY DEALERS, BROKERS OR AGENTS THAT PARTICIPATE WITH THE SELLING STOCKHOLDERS IN THE DISTRIBUTION OF THE SECURITIES MAY BE DEEMED TO BE "UNDERWRITERS" WITHIN THE MEANING OF THE SECURITIES ACT AND ANY COMMISSIONS RECEIVED BY THEM AND ANY PROFIT ON THE RESALE OF SECURITIES PURCHASED BY THEM MAY BE DEEMED TO BE UNDERWRITING COMMISSIONS OR DISCOUNTS UNDER THE SECURITIES ACT. SEE "PLAN OF DISTRIBUTION."

The date of this Prospectus is August ___, 1997.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                       TABLE OF CONTENTS


                                                               Page
Available Information                                            5
Documents Incorporated by Reference                              5
Risk Factors                                                     7
The Company                                                     13
Recent Developments                                             14
Dilution                                                        15
Ratio Earnings to Fixed Charges and Preferred Stock Dividends   16
Use of Proceeds                                                 17
Selling Stockholders                                            18
Plan of Distribution and Determination of Offering Price        19
Price of Common Stock and Dividends                             20
Description of Capital Stock                                    21
Legal Matters                                                   29
Experts                                                         29

                             AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission, including the Registration Statement on Form S-3 of which this Prospectus is a part, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is traded in the over-the-counter market and is traded on the NASDAQ National Market System. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. Copies of the Company's reports, proxy statements and other information filed with the Commission can also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information regarding the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits thereto.


               DOCUMENTS INCORPORATED BY REFERENCE

The following documents previously filed by the Company with the Commission are incorporated herein by reference:

(1) The Company's Annual Report on Form 10-K for the year ended
December 31, 1996, filed April 14, 1997, and Amendment No. 1 thereto filed on Form 10-K/A on April 30, 1997 (collectively, the "Company's 1996 10-K").

(2) The Company's Current Report on Form 8-K filed February 18, 1997.

(3) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, filed May 15, 1997.

(4) The Company's Proxy Statement dated May 21, 1997.

(5) The Company's Current Report on Form 8-K filed June 5, 1997.

(6) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A, dated March 20, 1992.

(7) The Company's Registration Statement on Form S-3 (File No. 333-31939), as amended (the "Rights Offering Registration Statement"), including the financial statements under the heading "Unaudited Pro Forma Financial Information" therein.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to termination of the offering hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date any such document is filed. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial Registration Statement and prior to the effectiveness of the Registration Statement shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date any such document is filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any and all of the documents incorporated by reference herein, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Any such request may be directed to Atlantic Gulf Communities Corporation,
Attention: Thomas W. Jeffrey, Chief Financial Officer, at the Company's principal executive offices, which are located at 2601 South Bayshore Drive, Miami, Florida 33133-5461, telephone number (305) 859-4000.
                                    RISK FACTORS

Prior to making an investment decision, purchasers should consider carefully the following factors relating to the Company's business and the offering made hereby, together with the information and financial data set forth elsewhere in this Prospectus or incorporated by reference herein.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus includes "forward-looking" statements that are subject to risks and uncertainties. Such forward-looking statements include
(a) expectations and estimates as to the Company's future financial performance, including growth and opportunities for growth in revenues, net income and cash flow; (b) the advantages and benefits and disadvantages and costs of the Apollo Transaction (as defined), the Private Placement (as defined) and the Rights Offering (as defined); (c) the opportunities for cash flow growth through the use of the net proceeds from the Apollo Transaction, the Private Placement and the Rights Offering; and (d) those other statements preceded by, followed by or that include the words "believes," "expects," "intends," "anticipates," "potential" or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors, in addition to those discussed elsewhere in this Prospectus, could affect the Company's future results and could cause those results to differ materially from those expressed in the forward-looking statements: (a) the inability to generate growth in revenues and net income; (b) the inability to generate sufficient cash flows from operations to fund capital expenditures and debt service; (c) unanticipated capital expenditures, including costs associated with real estate development projects; (d) the inability to realize significant benefits as a result of the Apollo Transaction, the Private Placement and the Rights Offering or to realize increases in revenues, net income or cash flow as a result of such transactions; (e) unanticipated costs, difficulties or delays in completing or realizing the intended benefits of development projects; (f) adverse changes in current financial market and general economic conditions, including interest rate increases; and (g) actions by competitors.

HIGH LEVEL OF DEBT; CAPITAL RESOURCES

The Company has a high level of debt. Approximately $21.67 million of the Company's indebtedness to Foothill Capital Corporation ("Foothill Debt") matures on December 31, 1997. The balance of approximately $41.7 million of Foothill Debt and an additional $39.6 million in certain unsecured cash flow notes mature in 1998. The Company currently does not have sufficient liquidity and capital resources to satisfy such indebtedness and to implement fully its business plan. Management believes, however, that sufficient liquidity and capital resources to satisfy such indebtedness and to implement fully the Company's business plan will be provided by a combination of sources, including the Apollo Transaction, the Private Placement and the Rights Offering, the accelerated disposition of non-core tract and scattered homesite assets, the monetizing of Predecessor Company assets, refinancings, and revenues from operations.

LOSSES

During the year ended December 31, 1996, the Company had net income of approximately $1.2 million, including an extraordinary gain of approximately $13.7 million resulting from the extinguishment of debt and an operating loss of $12.5 million. The Company had a net loss of $20.6 million for the year ended December 31, 1995. During the first quarter of 1997, the Company incurred a net loss of $7.3 million compared to net income of $3.4 million during the first quarter of 1996 primarily due to a $5.7 million decrease in other income and a $3.8 million extraordinary gain in the first quarter of 1996 resulting from the cancellation of debt. The Company expects to achieve operating profitability through some combination of growth in revenues and reductions in debt, fixed expenses and overhead.

FLORIDA REAL ESTATE MARKET

The Company's success is affected by the risks generally incident to the real estate business, including risks generally incident to the Florida real estate market. The Florida real estate market historically has been cyclical, and the Company's business may be affected by changes in the Florida and national economy and changes in the levels of interest rates. Any downturn in the Florida or national economy or increase in interest rates can have adverse effects on sales and profitability and on the Company's ability to make required payments on debt.

REGULATORY AND ENVIRONMENTAL MATTERS

The Company's real estate operations are regulated by various local, regional, state and federal agencies. The extent and nature of these regulations include matters such as planning, zoning, design, construction of improvements, environmental considerations and sales activities. Local, regional, state and federal laws, regulations and policies regarding the protection of the environment directly affect the Company and its business. The Company has permits for certain of its development projects, issued by a variety of governmental entities. Ongoing permitting obligations may include a range of environmental, maintenance and monitoring obligations, including water quality monitoring, surface water management and wetlands mitigation.

A small portion of the Company's land holdings contain residues or contaminants from current and past activities by the Company, its lessees, prior owners and operators of the properties and/or unaffiliated parties. Some of these areas have been the subject of cleanup action by the Company voluntarily or following the involvement of regulatory agencies. Additional cleanup in the future also may be required. The Company's business is subject to additional obligations under the environmental laws, relating to both ongoing operations as well as past activities. Compliance with environmental restrictions is likely to become more costly and time consuming for the Company in the future. The Company believes, however, that its obligations under the environmental laws will not have a material adverse affect on its business, results of operations or financial position.

Certain of the Company's tract inventory is subject to permits and regulatory approvals which enhance the marketability of the property. In some cases, preserving the permits and approvals prior to sale could require additional development in the future, subject to growth thresholds such as traffic patterns. To the extent the Company chooses not to undertake development work required by a permit or approval for a specific tract within the indicated time period, the Company's targeted gross margins for that tract could be adversely affected based upon a revised development plan or land use.

COMPETITION

Real estate operations, particularly in Florida, are highly competitive. Competition with respect to tract sales of Florida real estate has been heightened by the general lack of available bank financing for real estate acquisition and development which reduces the number of buyers who have the financial resources and development expertise to transform these tracts into finished homesites. For tract sales, the Company competes with other real estate sellers for developers/builders and other real estate investors on the basis of location, permitted uses, financing and price.

In the development and sale of new homesite subdivisions, the Company has focused on acquiring new properties in Florida's primary markets and in selected primary markets in the Southeast. The supply of finished lots in the primary markets has been significantly reduced from its levels in recent years due to a combination of several factors, including a reduction in the capital available for the acquisition and development of new homesites and a reduction in the number of real estate developers active in new subdivision acquisition and development. Also, homebuilders are reluctant to acquire and develop finished homesites due to a lack of expertise and the substantial cost associated with carrying finished inventory. Nevertheless, the Company continues to compete on the basis of price, product and location with other developers and homebuilders in those markets.

The secondary Florida markets, where the Company's scattered homesite inventory is located, are also highly competitive. With respect to the sale of scattered homesites in the secondary Florida markets, there is a significant oversupply of buildable homesites developed by the Company's predecessor company remaining on the market. Because the primary buyers for the scattered buildable homesites are small independent homebuilders, the Company competes for their business on the basis of price and location.

POSSIBLE DILUTION OF OWNERSHIP INTEREST

Each share of the Series B Preferred Stock may be converted into 1.739 shares of Common Stock (subject to adjustment) and, if converted, will be entitled to vote on all matters presented to holders of Common Stock. Similarly, each Series B Warrant is exercisable for one share of Common Stock (subject to adjustment) and, if exercised, will be entitled to vote on all matters presented to Stockholders. Moreover, the conversion of the Series A Preferred Stock and the exercise of the Investor Warrants and the Bank Warrants (as defined below) would increase the amount of Common Stock outstanding and thereby further dilute the percentage ownership interests and voting rights of the holders of Common Stock immediately prior to such conversion or exercise.

ABSENCE OF DIVIDENDS

No dividends have been declared or paid by the Company on its Common Stock. Based upon the Company's existing debt obligations, its anticipated net cash flows and its business plan, management does not anticipate the Company having available cash to pay any cash dividends on the Common Stock in the foreseeable future. Also, no cash dividends can be paid on Common Stock while any dividend arrearages exist on the Preferred Stock. Furthermore, the Company's current debt obligations prohibit the payment of any dividend (other than dividends payable solely in common stock or preferred stock of the Company, including Common Stock and Preferred Stock). There can also be no assurance that the Company will be able to pay accumulated dividends on the Series B Preferred Stock. Also, under the Foothill Debt agreements ("Foothill Debt Agreements"), the Company has agreed to certain restrictions on payment of dividends.

EFFECT ON COMMON STOCK OF SHARES ELIGIBLE FOR FUTURE SALE

A total of approximately 19,166,586 shares of Common Stock are issuable upon conversion of the Preferred Stock and upon exercise of outstanding warrants (including the Series B Warrants) and options. The conversion of such Preferred Stock and the exercise of such warrants and options, along with the issuance of Common Stock under other Company compensation plans, would result in the issuance of a substantial amount of Common Stock, thereby diluting the proportionate equity interests of the holders of the Common Stock. No prediction can be made as to the effect, if any, that future sales of Common Stock, or the availability of shares for future sales, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the conversion of Preferred Stock or exercise of warrants or options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock.

ABSENCE OF TRADING MARKET FOR THE SERIES B PREFERRED STOCK AND THE SERIES B WARRANTS

Heretofore, there has been no market for the Series B Preferred Stock or the Series B Warrants and there can be no assurance that a market will develop, or if developed, that it will be sustained. In addition, although the Company has sought a NASDAQ listing for the Series B Preferred Stock and the Series B Warrants, the Series B Preferred Stock and the Series B Warrants may not be quoted for trading on the NASDAQ National Market System or on any other market. If any market does develop, the market price of these securities might be volatile. Factors such as announcements by the Company or its competitors concerning proposed plans, procedures and proposed government regulations, losses and litigation may have a significant effect on the market price of the Company's securities. Changes in the market price of the Company's securities may have no connection with the Company's actual financial results.

ABSENCE OF COLLATERAL FOR SERIES B PREFERRED STOCK PUT RIGHTS

Holders of each of the Series A Preferred Stock and the Series B
Preferred Stock have certain put rights which permit them to require the Company under certain circumstances to purchase the Preferred
Stock then held by them at a price in cash equal to the Liquidation Preference. See the information under the captions "Description of Capital Stock -- Series B Preferred Stock," herein, and "The Apollo Transaction -- The Series A Preferred Stock," in the Rights Offering Registration Statement. The put rights of the holders of the Series A Preferred Stock are secured by a junior lien on substantially all of the assets of the Company and its subsidiaries, except for the outstanding capital stock and assets of the SP Subsidiary, and by a senior lien on the outstanding capital stock of the SP Subsidiary and on its assets. The put rights of the holders of the Series B
Preferred Stock are not secured.  Therefore, the holders of the Series
B Preferred Stock will be in a significantly weaker position vis-a-vis the holders of the Series A Preferred with respect to the enforcement of their put rights if the Company defaults in its repurchase obligations. Also, under the Foothill Debt Agreements, the Company has agreed not to purchase, redeem, retire or otherwise acquire any capital stock of the Company (other than solely for common stock or preferred stock of the Company).

CONTROL OF THE COMPANY BY APOLLO

As long as Apollo holds at least 500,000 shares of Series A Preferred Stock, (a) the holder(s) of the Series A Preferred Stock will have the right to elect three of the seven Board members and (b) without Apollo's consent, the Company will not have the right to engage in or enter into any agreement with respect to a Major Transaction. See the
information under the caption "The Apollo Transaction   Consent Rights"
in the Rights Offering Registration Statement.  In addition to
Apollo's right to elect three Board members, Apollo could obtain sufficient ownership of Common Stock having the power to elect one or more additional Board members, or otherwise significant voting power on matters other than the election of directors. Based upon certain assumptions, Apollo's percentage ownership of Common Stock could range up to approximately 49%. See the information under the caption "The
Apollo Transaction   Ownership By Apollo" in the Rights Offering
Registration Statement. There can be no assurance regarding the effect that Apollo's influence on and participation in the Company's management will have on the Company's financial condition and performance. The foregoing, along with the issuance of the Series B Preferred Stock, could also have certain anti-takeover effects. Such effects could discourage and frustrate an attempt to acquire the Company, thus depriving Stockholders of the benefits that could result from such an attempt including a merger or tender offer in which Stockholders might receive a premium over the market price of their Common Stock.

AVAILABILITY OF NET OPERATING LOSS CARRYFORWARDS

Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), limits a corporation's ability to carry forward its net operating losses and other tax attributes following a transfer of stock or changes in a corporation's equity structure which results in a "change of ownership." The determination of whether a change of ownership occurs is made by determining for each "five-percent shareholder" of the corporation the excess, if any, of his percentage ownership of the corporation's stock over his smallest percentage ownership during the three prior years. If the total of such increases exceeds 50 percentage points, there has been a change of ownership for purposes of Section 382. A five-percent shareholder generally refers to any person that directly or indirectly owns five percent or more of the total value of the corporation's stock at any time during the three years analysis period. As a result of certain transactions, several less than five percent shareholders may be aggregated and treated as a single five-percent shareholder whose increase in ownership is taken into account. At December 31, 1996, the Company had approximately $207 million of unused net operating loss ("NOL") carry forwards which expire in years 1999 through 2010. Included in this amount is approximately $24.1 million of net operating loss attributable to certain legal entities that may only be used against future taxable income of these same entities.

The Company cannot determine at this time whether the Apollo Transaction, the Private Placement and the Rights Offering will result in a Section 382 change of ownership. That determination is dependent on several factors that are not known at this time (e.g., the portion of the stock issued in such transactions that will be acquired by actual or deemed five-percent shareholders and the Common Stock prices prevailing at the time the transactions are consummated). Once these factors are known, the Company may determine that the consummation of such transactions will result or have resulted in a change of ownership. Further, even if a change of ownership does not result immediately, such transactions will result in an increase in ownership of five-percent shareholders of the Company, and , therefore, will significantly increase the risk that a subsequent transaction within three years (over which the Company may not have control) would cause a change of ownership of the Company. If a change of ownership were to occur, the Company's ability to carry forward its existing NOLs to offset future income and gain would be subject to an annual limitation. The impact of this limitation cannot be predicted with any certainty because the amount of the limitation would depend on the value of the Common Stock and on interest rates in effect at the time the change of ownership occurred. However, based on recent Common Stock trading prices of $5.50 to $6.00 per share and on current interest rates, the Company's ability to utilize its existing NOLs would be limited to approximately $2.9 million to $3.2 million per year (reduced in the first five years following the change of ownership to the extent necessary to permit the deduction of certain realized tax operating losses that were built-in as of the change of ownership). If the restriction on the utilization of the NOLs did apply, a significant portion of the NOLs would expire before the Company was able to utilize them. Any unused annual NOL limitations as well as any tax operating losses generated after the change of ownership, adjusted for tax attributes existing prior to the change of ownership date, would carry forward for use in future years without restriction by Section 382.

REVERSE AND FORWARD STOCK SPLITS

The Stockholders approved at their annual meeting on June 23, 1997 (the "Annual Meeting") an amendment to the Company's certificate of incorporation which authorizes the Board in its discretion to effect, prior to the annual meeting of Stockholders in 1998, either of two different reverse stock splits of the Common Stock, followed by a forward stock split. Pursuant to the reverse stock split, each 100 or 200 shares, as determined by the Board, of the then outstanding Common Stock would be converted into one share. Stockholders who own fewer than 100 or 200 shares would no longer be stockholders of the Company but instead would be entitled to receive from the Company a cash payment based on the closing price of the Common Stock in lieu of receiving less than one whole share. Pursuant to the forward stock split, on the day following the reverse stock split, Common Stock then outstanding would be converted into the number of shares of Common Stock that such shares represented prior to the reverse stock split. Thus, if the stock split is effected, Stockholders who currently own fewer than 100 or 200 shares of Common Stock, as applicable, would cease to be Stockholders unless in the interim they acquire sufficient additional Common Stock on the open market or through the purchase and conversion of Series B Preferred Stock.
                            THE COMPANY

The Company is a Florida-based real estate development and asset management company. The Company's primary lines of business are acquisition, development and sale of new subdivision and scattered developed homesites, sale of land tracts and residential construction and sales. Additional lines of business which contribute to the Company's overall operations include portfolio management of mortgages and contracts receivable and environmental services.

The Company acquires and develops real estate to: (a) enhance the value of certain properties, (b) maintain a continuing inventory of marketable tracts and (c) supply finished homesites to builders in Florida's fastest growing markets. The Company's acquisition and development activities are comprised of four primary functions: business development, planning, community development and residential construction.

Atlantic Gulf and its predecessors have been operating as community developers in Florida since 1955. Atlantic Gulf's immediate predecessor, General Development Corporation (the "Predecessor Company"), was among the largest community developers in Florida. In 1990, the Predecessor Company and certain of its subsidiaries commenced proceedings under Chapter 11 of the Bankruptcy Code (the "Reorganization Proceedings") to reorganize their business. Atlantic Gulf emerged from the Reorganization Proceedings pursuant to a plan of reorganization (the "POR" that became effective on March 31, 1992 (the "POR Effective Date")).

The Company was incorporated in Delaware in 1928. Its executive offices are located at 2601 South Bayshore Drive, Miami, Florida
33133-5461, and its telephone number is (305) 859-4000.

                            RECENT DEVELOPMENTS

THE APOLLO TRANSACTION

The Company and AP-AGC, LLC, a Delaware limited liability company ("Apollo"), are parties to an Amended and Restated Investment Agreement dated as of February 7, 1997, amended as of March 20, 1997, and amended and restated as of May 15, 1997 (the "Investment Agreement"). Under the Investment Agreement, subject to certain conditions, including Stockholders' approval, the Company agreed to issue and sell to Apollo, and Apollo agreed to purchase from the Company, for an aggregate purchase price of up to $25,000,000, up to 2,500,000 shares of Series A Preferred Stock at a per share price of $9.88 and 5,000,000 Investor Warrants at a per warrant price of $0.06. On June 23, 1997, the Stockholders approved the Investment Agreement and the transactions contemplated thereby (collectively, the "Apollo Transaction"), and on June 24, 1997, Apollo purchased 553,475 shares of Series A Preferred Stock (the "Initial Preferred Shares") and 1,106,950 Investor Warrants (the "Apollo Closing"). From time to time thereafter and until Apollo has acquired all of the 2,500,000 shares of Series A Preferred Stock and the 5,000,000 Investor Warrants, Apollo will purchase, subject to the terms and conditions of the Investment Agreement, additional Series A Preferred Stock and two Investor Warrants for each share of Series A Preferred Stock purchased (the "Proportionate Number of Investor Warrants") to enable the Company to invest in real estate development projects approved by the Board and Apollo. If the Company has not presented Apollo with real estate development projects pursuant to which Apollo has invested the aggregate purchase price of $25,000,000, under the Investment Agreement, (a) Apollo will be entitled at any time to acquire all of the Series A Preferred Stock and Investor Warrants not acquired by it prior thereto and (b) from and after June 30, 1998, the Company will be entitled at any time to require Apollo to purchase all of such Series A Preferred Stock and Investor Warrants, provided that no Event of Default (as defined in the Secured Agreement) shall have occurred and, except for an Event of Default which is or results from a Bankruptcy Event (as defined), shall then exist. The Investment Agreement contemplates that the Company will make available for sale to the Stockholders in a Rights Offering 1,000,000 shares of Series B Preferred Stock with a liquidation preference of $10 per share, and Warrants to purchase 2,000,000 shares of Common Stock, for an aggregate purchase price of $10 million.

At the Apollo Closing on June 24, 1997, the following transactions occurred:

1. Charter Amendments. The Company filed with the State of Delaware an Amended and Restated Certificate of Incorporation (the "Charter Amendments") which, among other things, increased the number of authorized shares of Common Stock from 15,665,000 to 70,000,000 and authorized the issuance of 4,500,000 shares of Preferred Stock, 2,500,000 of which are designated Series A Preferred Stock and 2,000,000 of which are designated Series B Preferred Stock. The Charter Amendments also eliminated the restriction on the Company issuing nonvoting stock and the provision requiring certain mandatory dividends on the Common Stock, each of which would be inconsistent with the rights of the holders of the Preferred Stock.

2. Sale of Series A Preferred Stock and Investor Warrants. For an aggregate purchase price of $5,534,752, the Company issued to Apollo 553,475 shares of Series A Preferred Stock and Investor Warrants (consisting of 368,983 Class A Warrants, 368,983 Class B Warrants and 368,984 Class C Warrants) to purchase 1,106,950 shares of Common Stock at a per share purchase price of $5.75 (subject to adjustment).

3. The Board. The number of directors was reduced from 10 to seven and three Apollo designees were appointed to the Board by the incumbent directors.

4. Commitment Fee. Apollo refunded to the Company the $1,000,000 commitment fee the Company had paid to Apollo in connection with entering into the Investment Agreement.

On June 30, 1997, the Company issued and sold to Apollo under the Investment Agreement an additional 334,000 shares of Series A Preferred Stock and Investor Warrants to purchase an additional 668,000 shares of Common Stock, for an aggregate purchase price of $3,340,000.

On July 31, 1997, the Company issued and sold to Apollo under the Investment Agreement an additional 850,000 shares of Series A
Preferred Stock and Investor Warrants to Purchase an additional
1,700,000 shares of Common Stock, for an aggregate purchase price of $8,500,000.

On August 8, 1997, the Company issued and sold to Apollo under the Investment Agreement an additional 259,000 shares of Series A Preferred Stock and Investor Warrants to Purchase an additional 518,000 shares of Common Stock, for an aggregate purchase price of $2,590,000.

THE PRIVATE PLACEMENT

Concurrently with the Apollo Closing, the Company sold to the Selling Shareholders, in a private placement (the "Private Placement"), for an aggregate purchase price of $20 million, (a) 1,776,199 shares of Common Stock for $10 million, and (b) 1,000,000 shares of Series B Preferred Stock and Series B Warrants (consisting of 666,667 Class A Warrants, 666,667 Class B Warrants and 666,666 Class C Warrants) to purchase 2,000,000 shares of Common Stock, for $10 million.

THE RIGHTS OFFERING

Pursuant to the Rights Offering Registration Statement, the Company expects to make available for sale to the Stockholders of record on June 20, 1997, in a rights offering, units composed of 1,000,000 shares of Series B Preferred Stock and Series B Warrants to purchase 2,000,000 shares of Common Stock, for an aggregate purchase price of $10 million (the "Rights Offering").

FURTHER INFORMATION

The Company's Proxy Statement dated May 21, 1997 and the Rights
Offering Registration Statement include further information with respect to the Apollo Transaction, the Private Placement, the Rights Offering and related matters. See "Documents Incorporated by Reference."

                             DILUTION

The net tangible book value of the Common Stock as of March 31, 1997, was $49.2 million or $5.02 per share. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding, on a fully diluted basis excluding stock options. After giving effect to the consummation of the Apollo Transaction, the Private Placement and the Rights Offering (assuming all Rights are exercised) and the application of the net proceeds therefrom, the Company's net tangible book value as of March 31, 1997, would have been approximately $59.7
million, or $5.15 per share.   This represents an immediate increase
in net tangible book value of $.13 per share with respect to shares outstanding prior to the Rights Offering and an immediate dilution of $.54 per share with respect to shares purchased upon the exercise of Rights, as illustrated in the following table:


Subscription Price                                                  $5.67

Net tangible book value per share at March
31, 1997                                                  $5.02

Increase per share attributable to Rights Offerings (a)     .13

Pro forma net tangible book value per share
after the consummation of the Apollo
Transaction, the Private Placement and the
Rights Offering and application of net
proceeds therefrom                                                   5.15

Dilution per share purchased upon the
exercise of Rights                                                    .52
--------------------------

(a) Represents Series A Preferred Stock purchase by Apollo, the Rights Offering, and the Private Placement.


  RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The Company's ratios of earnings to fixed charges and preferred stock dividends for the year ended December 31, 1996 and for the three months ended March 31, 1997 were 1.2 and 1.8, respectively, based, respectively, upon the Company's audited Consolidated Financial Statements and upon the Company's unaudited consolidated financial statements, each incorporated by reference into this Prospectus. For the purpose of computing the ratio of earnings to fixed charges, earnings are defined as net income (loss) plus fixed charges. Fixed charges include (i) net cash interest expense, (ii) property taxes,
(iii) rental expense, and (iv) preferred stock dividends.
                         USE OF PROCEEDS

The Securities will be sold by the Selling Stockholders, who will receive all of the net proceeds from the sale of the Securities. None of such proceeds will be received by the Company.


                              SELLING STOCKHOLDERS

The table below sets forth with respect to each Selling Stockholder, such Selling Stockholder's name, the amount of each class of Securities owned by such Selling Stockholder before the offering hereunder, which is also the amount to be offered by such Selling Stockholder hereunder. None of the Selling Stockholders held any position, office, or other material relationship within the last three years with the registrant or any of its predecessors or affiliates.

                                                     SERIES B
SELLING STOCKHOLDER                   COMMON STOCK*  PREFERRED STOCK

Morgan Stanley Institutional Fund
Etate Portfolio                           512,407      107,021

MS SICAV Real Estate                      147,961       54,017

Morgan Stanley U.S. Real Estate
Portfolio                                  47,369        8,207

Universal Funds - Real Estate
Portfolio                                  15,565        2,003

Principal Asset Allocation Fund -
Real Estate Account                         7,593        2,772

The Eugenia II Investment Holdings
LTD. - REIT                                30,562       11,158

Van Kampen American Capital LIT
Real Estate Portfolio                     616,302       79,420

Van Kampen American Capital Real
Estate Securities Fund                    276,840       35,402

Westgate International, L.P.              537,390      125,000

Elliott Associates, L.P.                2,220,273      375,000

The Robertson Stephens Contrarian
Fund                                      827,300      150,000

Robin C. Rodriguez                         13,788        2,500

Charles F. Robinson                        13,787        2,500

LKCM Equity Fund                           55,154       10,000

E. A. Advisers, Inc.                       27,576        5,000

LKCM Investment Partnership               137,884       25,000

Raymond Cahman                             27,576        5,000

__________
* Includes Common Stock issuable upon exercise of Series B Warrants or upon conversion of Preferred Stock.

          PLAN OF DISTRIBUTION AND DETERMINATION OF OFFERING PRICE

The Securities offered hereby are being sold by the Selling Stockholders acting as principals for their own accounts. The Company will receive none of the proceeds from such offering. The distribution of the Securities by the Selling Stockholders is not subject to any underwriting agreement. While the Selling Stockholders may use any means to sell their Securities that is permitted under the Securities Act, The Company expects that the Selling Stockholders will sell their Securitiesthrough customary brokerage channels, either through broker-dealers acting as agents or brokers for the Selling Stockholders, or through broker-dealers acting as principals, who may then resell the Securities in the over-the-counter market, or at private sales or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling Securities through broker-dealers, and such broker-dealers will receive compensation in the form of underwriting discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers of the Securities for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Stockholders and any broker-dealers that participate with the Selling Stockholders in the distribution of the Securities may be deemed to be "underwriters" as that term is defined in the Securities Act and any commissions received by such broker-dealers and any profit on resale of Securities sold by them might be deemed to be underwriting discounts or commissions under the Securities Act. All expenses of registration incurred in connection with this offering are being borne by the Company, other than brokerage commissions and other similar expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

At the time a particular offer of Securities is made, to the extent required, a supplement to this Prospectus will be distributed which will identify and set forth the aggregate amount of Securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriters for Securities purchased from the Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public.

Elliott Associates, L.P. and Westgate International, L.P. (which mat be deemed a group) may offer their Securities through the selling efforts of Manchester Securities Corp., a registered broker-dealer that is wholly-owned by Elliott Associates, L.P., however, there is presently no agreement, arrangement, or understanding relating to any such services.

                 PRICE OF COMMON STOCK AND DIVIDENDS

The Common Stock is quoted on the NASDAQ National Market System under the Symbol "AGLF." As of June 30, 1997 there were approximately 30,000 holders of record of Common Stock, which excludes holders whose stock is held in nominee or street name by brokers. The last reported sale price of the Common Stock on the NASDAQ National Market System on August 7, 1997 was $6.00.

No dividends have been paid on the Common Stock during the last two fiscal years. Under the Foothill Debt Agreements the Company has agreed not to declare or pay any dividend (other than dividends payable solely in its common stock or preferred stock) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any capital stock of the Company. Furthermore, no cash dividends can be paid on Common Stock while any dividend arrearages exist on the Preferred Stock.

                       DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

As of July 21, 1997, the Company's authorized capital stock consists of 70,000,000 shares of Common Stock and 4,500,000 shares of Preferred Stock, par value $.01 per share. Of such authorized Common Stock, (a) 11,509,077 shares are outstanding (including 13,290 Reserved Shares and 1,776,199 shares issued in the Private Placement) (excluding shares granted automatically to directors in lieu of fees); (b) 10,000,000 shares are reserved for issuance upon conversion of the Series A Preferred Stock; (c) 8,000,000 shares are reserved for issuance upon conversion of the Series B Preferred Stock; (d) 1,500,000 shares are reserved for issuance pursuant to the Bank Warrants; (e) 5,000,000 shares are reserved for issuance upon the exercise of the Investor Warrants;
(f) 86,277 shares are held in the Company's treasury; (g) 1,241,000 shares are reserved for issuance upon the exercise of employee and director stock options; and (h) the remaining shares are authorized but unissued. Of the authorized Preferred Stock, (a) 2,500,000 are designated Series A Preferred Stock, with a liquidation preference of $10 per share, 553,475 of which were issued to Apollo as part of the Apollo Closing, 334,000, 850,000 and 259,000 were issued, respectively, at three subsequent issuances and the remainder are reserved for issuance, and (b) 2,000,000 shares are designated Series B Preferred Stock, with a liquidation preference of $10 per share, 1,000,000 of which were issued to the Private Purchasers in the Private Placement and 1,000,000 of which are to be issued at the Unit Closing (assuming all Rights are exercised).

COMMON STOCK

Holders of Common Stock have no preemptive rights to purchase or subscribe for securities of the Company, and the Common Stock is not convertible into any other securities or subject to redemption by the Company.

Subject to the rights of the holders of the Series A Preferred Stock and the Series B Preferred Stock, which have a preference and priority over the Common Stock, the holders of the Common Stock are entitled to dividends in such amounts as may be declared by the Board from time to time out of funds legally available for such payments and, in the event of liquidation, to share ratably in any assets of the Company remaining after payment in full of all creditors and provision for any liquidation preferences on any outstanding Preferred Stock ranking senior to the Common Stock. Prior to the amendment of the Company's Restated Certificate of Incorporation on June 24, 1997, such certificate provided for mandatory dividends on the Common Stock equal to 25 percent of Available Cash (as defined in the POR) after all indebtedness issued under the POR was paid in full, although dividends did not accrue if the Company was unable to pay them due either to a lack of Available Cash, surplus capital or net profits, or applicable provisions of Delaware law.
This mandatory dividend feature was eliminated as of June 24, 1997.

American Stock Transfer & Company serves as the registrar and transfer agent for the Common Stock.

SERIES A PREFERRED STOCK

The preferences, powers and rights of the Series A Preferred Stock are described in the Proxy Statement incorporated by reference herein.

SERIES B PREFERRED STOCK

The preferences, powers, and rights of the Series B Preferred Stock are set forth in a Statement of Preferences and Rights ("Series B Statement of Designations") attached hereto as Appendix A. This summary is qualified in its entirety by reference to the full text of the Series B Statement of Designations.

Assuming all Rights in the Rights Offering are exercised, the Company will issue pro rata to purchasers of Units an aggregate of 1,000,000 shares of Series B Preferred Stock. There are currently outstanding 1,000,000 shares of Series B Preferred Stock issued in the Private Placement.

  NUMBER OF SHARES.   The number of authorized shares of Series B Preferred
Stock is 2,000,000.

  RANK.   With respect to dividends and distributions upon the voluntary or involuntary liquidation, winding-up or dissolution of the Company, the Series B Preferred Stock will rank senior to the Common Stock and pari passu with any Parity Stock (subject to any differing security interests between different classes of Parity Stock). "Parity Stock" means any class or series of stock the terms of which provide that it is entitled to participate pari passu with the Series B Preferred Stock with respect to any dividend or distribution or upon voluntary or involuntary liquidation, dissolution or winding-up of the Company. Parity Stock includes the Series A Preferred Stock (except insofar as the Series A Preferred Stock has certain security rights and interests that are not applicable to the Series B Preferred Stock). See "Recent Developments -- The Apollo Transaction -- Series A Preferred Stock," in the Rights Offering Registration Statement.

  DIVIDENDS.   The holders of record of the Series B Preferred Stock will be entitled to receive, when, as and if declared by the Board, out of funds legally available therefor, cash dividends on each share of Series B Preferred Stock at an annual rate (the "Dividend Rate") equal to 20% of the Liquidation Preference in effect from time to time. "Liquidation Preference" means, at any time, $10 per share of Series B Preferred Stock, plus accumulated and unpaid dividends thereon through the date of such determination, whether or not declared and whether or not funds are legally available therefor. All dividends will be cumulative, whether or not declared, on a daily basis from the date on which the Series B Preferred Stock is originally issued by the Company (the "Original Issue Date") and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (the "Dividend Payment Date"), commencing on September 30, 1997.

Dividends will cease to accumulate in respect of Series B Preferred Stock on the Redemption Date (see "Optional Redemption" below), the Conversion Date (see "Conversion" below) or the Repurchase Date (see "Repurchase Obligations" below) for such shares, as the case may be, unless, in the case of a Redemption Date or Repurchase Date, the Company defaults in the payment of the amounts necessary for such redemption, or in its obligation to deliver certificates representing Common Stock issuable upon such conversion, as the case may be, in which case, dividends will continue to accumulate at an annual rate of 23% of the Liquidation Preference in effect from time to time (the "Default Dividend Rate") until such payment or delivery is made. If the Company defaults in the payment of amounts due upon a Repurchase Date, interest will accrue on the amount of such obligation at the Default Dividend Rate until such payment is made (with all interest due).

Following an Event of Default, the holders will be entitled to receive dividends on each share of Series B Preferred Stock at an annual rate equal to the Default Dividend Rate, payable in cash. Event of Default, as defined in the Series B Statement of Designations, means (a) any event of default (whatever the reason for such event of default and whether it is voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any governmental authority) under any instrument creating, evidencing, or securing any indebtedness for borrowed money of the Company or any Significant Subsidiary (as defined below) in an amount in excess of $2,500,000 that would enable the creditors or secured parties under such instrument to declare the principal amount of such indebtedness due and payable prior to its scheduled maturity, which event of default has not been waived, (b) the occurrence of a Default Change of Control (as defined below), or (c) any Bankruptcy Event giving rise to each holder of Series B Preferred Stock being deemed automatically to have delivered a Repurchase Notice as described below under "Repurchase Obligations." "Significant Subsidiary" means a subsidiary as defined in Regulation S-X under the Exchange Act; provided that SP Subsidiary will be a Significant Subsidiary. Regulation S-X under the Exchange Act defines a Significant Subsidiary as a subsidiary which meets any of the following conditions: (a) the Company's and its other Subsidiaries' investments in and advances to the subsidiary exceed 10% of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; (b) the Company's and its other Subsidiaries' proportionate share of the total assets of the subsidiary exceeds 10% of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; and (c) the Company's and its other Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the subsidiary exceeds 10% of such income of the Company and its Subsidiaries consolidated for the most recently completed fiscal year.

While any Series B Preferred Stock is outstanding, the Company will not declare, pay or set apart for payment any dividend on any Junior Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Stock, or any warrants, rights, calls or options exercisable for any Junior Stock or make any distribution in respect thereof (other than, prior to the occurrence of an Event of Default, dividends, payments, purchases, acquisitions, redemptions, retirements or distributions in Junior Stock) and will not permit any Subsidiary to do any of the same in respect of such Junior Stock (other than, prior to the occurrence of an Event of Default, dividends, payments, purchases, acquisitions, redemptions, retirements or distributions in Junior Stock) unless and until all dividend arrearages, if any, on the Series B Preferred Stock have been paid in full in cash and the Company is not in default of any of its redemption obligations or Repurchase Obligations. "Junior Stock" means Common Stock and all other classes of capital stock of the Company and series of preferred stock of the Company after the Unit Closing Date which is not Senior Stock or Parity Stock. "Senior Stock" means any class or series of stock the terms of which provide that it is entitled to a preference to the Series B Preferred Stock with respect to any dividend or distribution or upon voluntary or involuntary liquidation, dissolution or winding-up of the Company.

So long as more than 500,000 shares of the Series A Preferred Stock are held by Apollo, and except as permitted by the Investment Agreement, the Company may not engage in, or enter into any agreement with respect to, any Major Transaction, without the Apollo's prior consent. "Major Transaction" means any material transaction which is not described in an Approved Business Plan (as defined below), including any (a) recapitalization, redemption or reclassification of, or distribution or dividend on, the Company's capital stock provided, however, that subject to the terms and conditions of the Investment Agreement and Secured Agreement, neither (i) any action or determination by the Company in respect of any Series A Preferred Stock that is not otherwise prohibited by the Investment Agreement and is in accordance with the Series A Statement of Designations, including dividends and redemptions, nor (ii) any dividends on or redemptions of Series B Preferred Stock in accordance with the Series B Statement of Designations, or any action in respect of the Series B Preferred Stock required to be taken by the Company under the Series B Statement of Designations or under the securities purchase agreement pursuant to which the Private Placement was consummated shall be deemed to be a Major Transaction, so long as, in the case of dividends and optional redemptions, the ratio of the aggregate amount being paid on the Series A Preferred Stock to the aggregate amount being paid on the Series B Preferred Stock is both (A) greater than or equal to the ratio of the aggregate outstanding liquidation preference of the Series A Preferred Stock to the aggregate outstanding liquidation preference of the Series B Preferred Stock issued in the Rights Offering and the Private Placement and (B) less than or equal to the ratio of the aggregate outstanding liquidation preference of the Series A Preferred Stock to the aggregate outstanding liquidation preference of the Series B Preferred Stock issued in the Rights Offering, (b) amendment of the Company's charter or bylaws, (c) liquidation, winding-up or dissolution of the Company or any Significant Subsidiary of the Company, (d) consolidation of the Company with, or merger of the Company with or into, any other person, except a merger of a Subsidiary wholly owned by the Company into the Company, with the Company surviving such merger, (e) sale, transfer, lease or encumbrance by the Company or any of its subsidiaries of a significant amount of assets of the Company, other than in respect of sales of certain assets held by the Company's predecessor, General Development Corporation; (f) special dividends or distributions with respect to, or repurchase or redemption of, the Company's equity securities or any rights, warrants or options in respect of such equity securities, (g) capital expenditure or investment by the Company or any of its subsidiaries in excess of $500,000,
(h) entering into or materially amending any material contract, (i) significant new financing or refinancing, (j) issuance of securities (other than employee and director stock options to acquire up to 2,000,000 shares of Common Stock and the issuance of Common Stock thereunder), (k) transactions which would result in a Change of Control (as defined below), (l) material transaction the nature of which prevents specificity in the Business Plan or
(m) commencement, undertaking or acquisition of a real estate development project by SP Subsidiary (whether independently, by joint venture or otherwise) and related financings or joint venture arrangements. "Approved Business Plan" means a Business Plan of the Company that has been approved by the Investor.

"Change of Control" means: (a) an acquisition by any person or group (as defined for purposes of Section 13(d) under the Exchange Act) (excluding the Company or an employee benefit plan of the Company or a corporation controlled by the Stockholders) of beneficial ownership (as defined for purposes of
Section 13(d) under the Exchange Act) of Common Stock such that such person or group thereafter beneficially owns 25% or more of the outstanding Common Stock or other voting securities of the Company; (b) a change in a majority of the Incumbent Board (excluding any individuals approved by a vote of at least five members of the Incumbent Board other than in connection with an actual or threatened proxy contest); (c) failure of the requisite number of Investor designees to be members of the Board (other than as result of the Investor's failure to nominate a successor to an Investor designee who has resigned or been removed as a director); or (d) consummation of a Business Combination (other than a Business Combination in which all or substantially all of the Stockholders receive or own upon consummation thereof 50% or more of the Company's outstanding stock resulting from the Business Combination, at least a majority of the board of directors of the resulting corporation are members of the Incumbent Board, and after which no Person owns 25% or more of the outstanding stock of the resulting corporation who did not own such stock immediately before the Business Combination), excluding, in each case (a) through (d), the transactions contemplated by the Investment Agreement (including for this purpose the Rights Offering and the Private Placement).

"Default Change of Control" means a Change in Control of the type referred to in clauses (b) or (c) above or of the type referred to in clauses (a) and (d) provided that the percentage thresholds referred to in clauses (a) and (d) will be 40% instead of 25%.

"Incumbent Board" means, prior to the Apollo Closing, the Board as constituted on the day after execution and delivery of the Investment Agreement and, following the Apollo Closing, the Board as constituted immediately following the Apollo Closing.

"Business Combination" means a complete liquidation or dissolution of the Company or a merger, consolidation or sale of all or substantially all of the Company's assets.

Under the Foothill Debt Agreements, the Company has agreed not to declare or pay any dividend (other than dividends payable solely on its common stock or preferred stock) on any capital stock of the Company.

  LIQUIDATION PREFERENCE.   In the event of any voluntary or involuntary
liquidation, dissolution or winding-up of the Company, the holders of the Series B Preferred Stock will be entitled to be paid out of the Company's assets available for distribution to its Stockholders an amount in cash equal to the then Liquidation Preference, for each share outstanding, before any payment will be made or any assets distributed to the holders of any Junior Stock. If the Company's assets are not sufficient to pay in full the liquidation payments payable to the holders of the Series B Preferred Stock and the holders of any Parity Stock outstanding, then, subject to the rights of the holders of Series B Preferred Stock to require the Company to purchase their shares as described under ''Repurchase Obligations'' below, and subject to any differing security interests between different classes of Parity Stock, the holders of all such shares will share ratably in such distribution of assets. Each holder agrees that it will respect the security rights and priorities of any holder of shares of any Parity Stock or Senior Stock and will not challenge the right of any holder of Parity Stock or Senior Stock to be paid in respect of any obligations of the Company under any instruments between such holder and the Company or any of its Subsidiaries, including the right to be paid by any Subsidiary of the Company under any guarantee by such Subsidiary of the obligations of the Company. For the purposes of the foregoing, neither the sale, conveyance, exchange or transfer of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more corporations will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Company.

  OPTIONAL REDEMPTION.   At the Board's option, the Company may redeem, upon
30 days notice, at any time on or after the third anniversary of the Original Issue Date, from any source of funds legally available therefor, in whole or in part, any or all of the Series B Preferred Stock, at a redemption price in cash equal to the then Liquidation Preference. No optional redemption will be made unless full dividends have been or contemporaneously are declared and paid or declared and a sum set apart sufficient for such payment, on the Series B Preferred Stock for all dividend periods terminating on or prior to the redemption date. In addition, no partial redemption will be made for an amount of shares less than such number of shares of Series B Preferred Stock as have an aggregate Liquidation Preference equal to the lesser of $1,000,000 or the aggregate Liquidation Preference of all outstanding Series B Preferred Stock. The Company has agreed in the Investment Agreement that, without Apollo's consent, the Company will not redeem Series B Preferred Stock except that Apollo's consent is not required so long as the ratio of the aggregate amount being paid on the Series A Preferred Stock to the aggregate amount being paid on the Series B Preferred Stock is both (A) greater than or equal to the ratio of the aggregate outstanding liquidation preference of the Series A Preferred Stock to the aggregate outstanding liquidation preference of the Series B Preferred Stock issued in the Rights Offering and the Private Placement and (B) less than or equal to the ratio of the aggregate outstanding liquidation preference of the Series A Preferred Stock to the aggregate outstanding liquidation preference of the Series B Preferred Stock in the
Rights Offering.  See "The Apollo Transaction   Consent Rights," in the Rights
Offering Registration Statement. Optional redemptions of Series B Preferred Stock by the Company can be effected (subject to Apollo's above-discussed consent rights) without proration in accordance to the number of shares of Series B Preferred Stock held by each holder.

  VOTING RIGHTS.   The holders of Series B Preferred Stock will not vote on
the election of Company directors or on any other matters submitted for a vote of the holders of the Common Stock, except as may be required by applicable law. In any case in which the holders of Series B Preferred Stock will be entitled to vote as a separate class, each holder will be entitled to one vote for each share of Series B Preferred Stock then held.

  REPURCHASE OBLIGATIONS.   Beginning on the fourth anniversary of the
Original Issue Date, each holder of Series B Preferred Stock will have the right, at such holder's option, exercisable by notice (a "Repurchase Notice") to require the Company to purchase Series B Preferred Stock then held by such holder, at a repurchase price in cash equal to the Liquidation Preference in effect at such time (the "Repurchase Price"). Prior to the fifth anniversary of the Original Issue Date, however, the number of shares required to be repurchased by the Company from any holder pursuant to the foregoing provision (the "Put Shares"), will not exceed one-third of the total number of shares of Series B Preferred Stock issued by the Company and, prior to the sixth anniversary of the Original Issue Date, the number of Put Shares will not exceed two-thirds of the total number of shares of Series B Preferred Stock issued by the Company. The Repurchase Date will be the 30th day following the date of the Repurchase Notice relating thereto. If the Company defaults in its obligation to pay the Repurchase Price, interest will accrue on the amount of such obligation at the Default Dividend Rate until such payment is made (with all interest due).

Notwithstanding the foregoing, if an Event of Default (as defined in the Series B Statement of Designations) occurs at any time on or after the Original Issue Date, each holder of Series B Preferred Stock will have the right, at such holder's option exercisable by notice at any time within 60 days after the happening of each such Event of Default or, if later, receipt of notice from the Company of such Event of Default, to require the Company to purchase all or any part of the Series B Preferred Stock then held by such holder as such holder may elect, at the Repurchase Price.

Notwithstanding any of the foregoing, if any of the following events shall occur and be continuing, then automatically each holder of Series B Preferred Stock will be deemed to have delivered on the date immediately preceding such event, a Repurchase Notice with respect to all Series B Preferred Stock held by such holder, all such shares will be Put Shares and the aggregate Repurchase Price in respect of each such share will immediately become due and payable in full. Such events ("Bankruptcy Events") are: (a) the Company or any of its Significant Subsidiaries shall commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Company or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; (b) there shall be commenced against the Company or any Significant Subsidiary any case, proceeding or other action of a nature referred to in clause (a) above which results in the entry of an order for relief or any such adjudication or appointment remains undismissed, undischarged or unbonded for a period of 60 days; (c) there shall be commenced against the Company or any Significant Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; (d) the Company or any Significant Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (a), (b) or (c) above; (e) the Company or any Significant Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; (f) the Company or any Significant Subsidiary shall cause to be reinstated the Reorganization Proceedings; or (g) the Confirmation Order shall be reversed, withdrawn, modified (in any manner adverse to Company or any Significant Subsidiary), or any rehearing shall be ordered with respect thereto by the Bankruptcy Court or by any court having jurisdiction over the Company.

The right to require the Company to purchase the Series B Preferred Stock as described above will not be secured by any lien on the assets of the Company or any Subsidiary. The put rights of the Series A Preferred Stock are secured. See "Recent Developments -- The Apollo Transaction -- The Series A Preferred Stock," in the Rights Offering Registration Statement. Also, under the Foothill Debt Agreements, the Company has agreed not to purchase, redeem, retire or otherwise acquire any capital stock of the Company (other than solely for common stock or preferred stock of the Company).

  CONVERSION.   The holder of each share of Series B Preferred Stock will have the right at any time prior to the 30th day after receipt of a notice of redemption by the Company, at such holder's option, to convert such share into Common Stock. Subject to provisions for adjustment, each share of Series B Preferred Stock will be convertible into such number of shares of Common Stock, as is obtained by dividing the Liquidation Preference by the Conversion Price, in each case as in effect at the date any Series B Preferred Stock is surrendered for conversion. If any Series B Preferred Stock is called for redemption, the right to convert such Series B Preferred Stock will terminate on the 30th day following the date of the Redemption Notice. Conversion Price means, initially, $5.75 and, thereafter, such price as adjusted.

The Conversion Price will be subject to adjustment from time to time upon the following events: (a) if the Company declares a dividend or makes a distribution on the outstanding Common Stock in capital stock of the Company, subdivides or reclassifies the outstanding Common Stock into a greater number of shares (or into other securities or property), or combines or reclassifies the outstanding Common Stock into a smaller number of shares (or into other securities or property); (b) if the Company fixes a record date for the issuance of rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase Common Stock (or securities convertible into or exchangeable for Common Stock) (other than Series B Preferred Stock, Series B Warrants or Investor Warrants) at a price per share less than the Current Market Price of Common Stock on such record date; (c) if the Company fixes a record date for the making of a distribution to all holders of Common Stock of shares of any class other than Common Stock, of evidences of indebtedness of the Company or any Subsidiary, of assets or other property or of rights or warrants (excluding those rights or warrants resulting in an adjustment pursuant to clause (b) above and the right to acquire Series B Preferred Stock in the Rights Offering thereof); (d) if the Company issues Common Stock (other than certain Common Stock issued (i) to the Company's employees or former employees or their estates under certain employee benefit plans, (ii) pursuant to the Bank Warrants (as defined below), (iii) to the Investor pursuant to the Investor Warrants and (iv) upon conversion of the Series A Preferred Stock or Series B Preferred Stock for a consideration per share less than the Current Market Price per share on the date the Company fixes the offering price of such additional shares; (e) if the Company issues any securities convertible into or exchangeable for Common Stock (excluding securities issued in transactions resulting in adjustments pursuant to clauses (b) and (c) above, Series B Preferred Stock, Investor Warrants or Series B Warrants and upon conversion of any such securities) for a consideration per share of Common Stock deliverable upon conversion or exchange of such securities less than the Current Market Price per share in effect immediately prior to the issuance of such securities. Current Market Price per share at any date means the average of the daily closing price for the Common Stock for the 10 consecutive trading days commencing 14 trading days before such date. Bank Warrants means the 1,500,000 warrants for the purchase of Common Stock issued by the Company on September 30, 1996 pursuant to the Prepayment Agreement dated as of September 30, 1996 among certain financial institutions and the Company. Each Bank Warrant entitles the holder thereof to purchase one share of Common Stock for $6.50, subject to certain antidilution adjustments.

In the event of any consolidation with or merger of the Company into another corporation, or in the event of any sale, lease or conveyance of assets to another corporation of the property of the Company as an entirety or substantially as an entirety, then adequate provisions will be made whereby each holder of Series B Preferred Stock will have the right to receive, from such successor, leasing or purchasing corporation, as the case may be, in lieu of the Common Stock immediately prior thereto receivable upon the conversion of such Series B Preferred Stock, the kind and amount of shares of stock, other securities, property or cash or any combination thereof receivable upon such consolidation, merger, sale, lease or conveyance by a holder of the number of shares of common stock into which such shares of Series B Preferred Stock might have been converted immediately prior to such consolidation, merger, sale, lease or conveyance.

In the event of any reclassification or change of the Common Stock issuable upon conversion of Series B Preferred Stock, or in the event of any consolidation or merger of another corporation into the Company in which the Company is the continuing corporation and in which there is a reclassification or change of the Common Stock, adequate provisions will be made whereby each holder of Series B Preferred Stock will have the right to receive, in lieu of the Common Stock immediately prior thereto receivable upon the conversion of Series B Preferred Stock, the kind and amount of stock, other securities, property or cash or any combination thereof receivable upon such reclassification, change, consolidation or merger, by a holder of the number of shares of Common Stock into which such Series B Preferred Stock might have been converted immediately prior to such reclassification, change, consolidation or merger.

The Conversion Price will be adjusted if the Company repurchases (by way of tender offer, exchange offer or otherwise) any Common Stock for a per share consideration which exceeds the Current Market Price of a share of Common Stock on the date immediately prior to such repurchase.

The formulas for calculating the foregoing adjustments are set forth in the Series B Statement of Designations, which is included in Exhibit 4(a) hereto.

In addition to the adjustments required in accordance with the foregoing, the Company may make such reductions in the Conversion Price as it considers to be advisable so that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients.

If any event occurs as to which the foregoing provisions are not strictly applicable or, if strictly applicable, would not, in the Board's good faith judgment, fairly protect the conversion rights of the Series B Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board will make adjustments in the application of such provisions, in accordance with such essential intents and principles, as shall be reasonably necessary, in the Board's good faith opinion, to protect such conversion rights as aforesaid, but in no event will any adjustment have the effect of increasing the Conversion Price, or otherwise adversely affect the holders of the Series B Preferred Stock.

The Company will at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued stock, for the purpose of effecting the conversion or redemption of Series B Preferred Stock, such number of its authorized shares of Common Stock as will from time to time be sufficient for the conversion of all outstanding Series B Preferred Stock into Common Stock. The Company will, from time to time and in accordance with Delaware law, cause the authorized number of shares of Common Stock to be increased if the aggregate of the number of authorized shares of Common Stock remaining unissued and the issued shares of such Common Stock reserved for issuance in any other connection will not be sufficient for the conversion of all outstanding Series B Preferred Stock into Common Stock at any time.

  CONSENT AND OTHER RIGHTS. For a description of the consent rights of holders of Series A Preferred Stock with respect to Major Transactions (as defined below) and certain other rights of such holders, none of which apply to holders of Series B Preferred Stock, see "Recent Developments -- The Apollo Transaction -- The Series A Preferred Stock" and "Recent Developments -- The Apollo Transaction -- Consent Rights," in the Rights Offering Registration Statement.


                               LEGAL MATTERS

The validity of the Series B Preferred Stock, Series B Warrants and Common Stock offered hereby will be passed upon for the Company by Arent Fox Kintner Plotkin & Kahn, Washington, D.C.


                                 EXPERTS

The consolidated financial statements of the Company incorporated by reference in the Company's Annual Report (Form 10-K) for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.
                                  APPENDIX A

          STATEMENT OF PREFERENCES AND RIGHTS, SERIES B PREFERRED STOCK

The 20% Cumulative Redeemable Convertible Preferred Stock, Series B, of Atlantic Gulf Communities Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation") shall have the following powers, preferences, and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, in addition to those set forth in the attached Amended and Restated Certificate of Incorporation of the Corporation (all capitalized terms used without definition are defined in Section 15 of this Statement of Preferences and Rights (this "Certificate of Designation")):

         1. Designation. The series of preferred stock established hereby shall be designated the "20% Cumulative Redeemable Convertible Preferred Stock, Series B" (and shall be referred to herein as the "Series B Preferred Stock") and the authorized number of shares of Series B Preferred Stock shall be 2,000,000.

         2. Rank. The Series B Preferred Stock shall, with respect to dividend distributions and distributions upon the voluntary or involuntary liquidation, winding up and dissolution of the Corporation, rank (i) senior to all classes of Common Stock and each other class of Capital Stock of the Corporation or series of preferred stock of the Corporation hereafter created which is not Senior Stock or Parity Stock ("Junior Stock"), (ii) pari passuwith any Parity Stock (subject to any differing security interests between different classes of Parity Stock) and (iii) junior to any Senior Stock.
There is no Senior Stock outstanding on the date hereof, and there is no Parity Stock outstanding on the date hereof other than the 20% Cumulative Re-

deemable Convertible Preferred Stock, Series A (the "Series A Preferred Stock"), the holders of which have certain security interests and rights to which the Holders of Series B Preferred Stock are not entitled. Senior Stock or Parity Stock may be authorized or issued only in accordance with the provisions of Section 7(b).

         3. Dividends. (a) Subject to the provisions of Section 3(c), beginning on the Original Issue Date, the Holders shall be entitled to receive, when, as and if declared by the Board of Directors, but only out of funds legally available therefor, distributions in the form of cash dividends on each share of Series B Preferred Stock at an annual rate equal to 20% of the Liquidation Preference in effect from time to time and no more. All Dividends shall be cumulative, whether or not declared, on a daily basis from the date of original issuance and shall be payable quarterly in arrears on each Dividend Payment Date commencing on September 30, 1997. Each dividend shall be payable with respect to Series B Preferred Stock held by Holders as they appear on the stock books of the Corporation on each Dividend Record Date. Dividends shall cease to accumulate in respect of Series B Preferred Stock on the Redemption Date, the Conversion Date or the Repurchase Date for such shares, as the case may be, unless, in the case of a Redemption Date or Repurchase Date, the Corporation defaults in the payment of the amounts necessary for such redemption or in its obligation to deliver certificates representing Common Stock issuable upon such conversion, as the case may be, in which case, dividends shall continue to accumulate at an annual rate of 23% of the Liquidation Preference in effect from time to time (the "Default - Dividend Rate") until such payment or delivery is made. If the Corporation defaults in the payment of amounts due upon a Repurchase Date, interest shall accrue on the amount of such obligation at the Default Dividend Rate until such payment is made (with all interest due).

         (b) Dividends on account of arrears for any past Dividend Period and dividends in connection with any optional redemption pursuant to Section 5(a) may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders on such date, not more than forty-five (45) days prior to the payment thereof, as may be fixed by the Board of Directors.

         (c) Notwithstanding anything to the contrary in the preceding provisions of this Section 3, following an Event of Default, the Holders shall be entitled to receive dividends on each share of Series B Preferred Stock at an annual rate equal to the Default Dividend Rate, payable in cash.

         (d) So long as any Series B Preferred Stock is outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any Junior Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Stock, or any warrants, rights, calls or options exercisable for any Junior Stock (except such securities which are debt securities or Senior Stock or Parity Stock) or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than, prior to the occurrence of an Event of Default, dividends, payments, purchases, acquisitions, redemptions, retirements or distributions in Junior Stock) and shall not permit any Subsidiary of the Corporation directly or indirectly to do any of the same in respect of such Junior Stock (other than, prior to the occurrence of an Event of Default, dividends, payments, purchases, acquisitions, redemptions, retirements or distributions in Junior Stock) unless and until all dividend arrearages on the Series B Preferred Stock have been paid in full in cash, and the Corporation is not in default of any of its obligations under Section 5 or Section 8.

         (e) Unless and until all dividend arrearages on the Series B Preferred Stock have been paid in full, all dividends declared by the Corporation upon Series B Preferred Stock or Parity Stock shall be declared pro rata with respect to all Series B Preferred Stock and Parity Stock then outstanding so that the amounts of any dividends declared per share on the Series B Preferred Stock and such Parity Stock bear the same ratio to each other at the time of declaration as all accrued and unpaid dividends on the Series B Preferred Stock and the Parity Stock bear to each other.

         (f) Dividends payable on the Series B Preferred Stock shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

         4. Liquidation Preference. (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Holders shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to the then Liquidation Preference for each share outstanding, before any payment shall be made or any assets distributed to the holders of any Junior Stock. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders and the holders of any outstanding Parity Stock, then, subject to the rights of the Holders pursuant to Section 8 and subject to any differing security interests between different classes of Parity Stock, the holders of all such shares shall share ratably in such distribution of assets in accordance with the amounts which would be payable on such distribution if the amount to which the Holders and the holders of any outstanding Parity Stock are entitled were paid in full. By acceptance hereof each Holder agrees that it shall respect the security rights and priorities of any holder of shares of Parity Stock or Senior Stock and shall not challenge the right of any holder of Parity Stock or Senior Stock to be paid in respect of any obligations of the Company under any Instruments between such holder and the Company or any of its Subsidiaries, including the right to be paid by any Subsidiary of the Company under any guarantee by such Subsidiary of the obligations of the Company.

         (b) For the purposes of this Section 4, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more corporations shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

         5. Redemption. (a) Optional Redemption. The Corporation may, at the option of the Board of Directors, redeem at any time on or after the third anniversary of the Original Issue Date, from any source of funds legally available therefor, in whole or in part, in the manner provided in Section 5(c), any or all of the Series B Preferred Stock, at a redemption price in cash equal to the then Liquidation Preference (the "Optional Redemption Price"); provided that no optional redemption shall be made unless full dividends have been or contemporaneously are declared and paid or declared and a sum set apart sufficient for such payment, on the Series B Preferred Stock for all Dividend Periods terminating on or prior to the Redemption Date; and provided, further, that no partial redemption shall be made for an amount of shares of Series B Preferred Stock less than such number as have an aggregate Liquidation Preference equal to the lesser of $1,000,000 or the aggregate Liquidation Preference of all outstanding Series B Preferred Stock.

         (b) Procedure for Redemption. (i) At least thirty (30) days and not more than sixty (60) days prior to the date fixed for any redemption of the Series B Preferred Stock, written notice (the "Redemption Notice") shall be given by first class mail, postage prepaid, to each Holder on the record date fixed for such redemption of the Series B Preferred Stock at such Holder's address as the same appears on the stock books of the Corporation. The Redemption Notice shall state:

         (1)  that such notice constitutes a Redemption Notice pursuant to
    Section 5(a);

         (2)  the Optional Redemption Price;

         (3) whether all or less than all the outstanding Series B Preferred Stock redeemable thereunder is to be redeemed and the total number of shares of such Series B Preferred Stock being redeemed;

         (4) the number of shares of Series B Preferred Stock held, as of the appropriate record date, by the specific Holder that the Corporation intends to redeem;

         (5)  the Redemption Date;

         (6)  that the Holder is to surrender to the Corporation his cer-

    tificate or certificates representing the Series B Preferred Stock to be redeemed, specifying the place or places where, and the manner in which, certificates for Series B Preferred Stock are to be surrendered for redemption;

         (7) the date on which the Series B Preferred Stock called for redemption shall cease to be convertible; and

         (8) that dividends on the Series B Preferred Stock to be redeemed shall cease to accumulate on the Redemption Date, unless the Corporation defaults in the payment of the amounts necessary for such redemption, in which case, dividends shall continue to accumulate until such payment is made.

                 (ii) Each Holder shall surrender the certificate or certificates representing such Series B Preferred Stock to the Corporation, duly endorsed, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Optional Redemption Price for such shares so surren-

dered shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired. If less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                (iii) If on or before the Redemption Date all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the Holders of the shares so called for redemption, so as to be and continue to be available therefor and not subject to claims of creditors of the Corporation, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, all shares so called for redemption shall no longer be deemed outstanding on and after such Redemption Date, and all rights with respect to such shares shall forthwith on such Re-

demption Date cease and terminate, except only the right of the Holders thereof to receive the amount payable on redemption thereof, without interest.
Any interest accrued on such funds shall be paid to the Corporation from time to time.

         Any funds so set aside or deposited by the Corporation which shall not be required for such redemption because of the exercise of any right of conversion subsequent to the date of such deposit shall be released or repaid to the Corporation forthwith. Any funds so set aside or deposited, as the case may be, and unclaimed as of the first anniversary of such Redemption Date shall be released or repaid to the Corporation, after which the Holders of the shares so called for redemption shall look only to the Corporation for payment thereof.

         6. Conversion. (a) Conversion Right. The Holder of each share of Series B Preferred Stock shall have the right at any time, or from time to time (prior in each case to the thirtieth day following the date of the Redemption Notice if such share shall be called for redemption pursuant to
Section 5), at the option of such Holder, to convert such share into Common Stock, on and subject to the terms and conditions hereinafter set forth. Subject to the provisions for adjustment hereinafter set forth, each share of Series B Preferred Stock shall be convertible into such number (calculated as to each conversion to the nearest 1/100th of a share) of fully paid and nonassessable shares of Common Stock, as is obtained by dividing the Liquidation Preference by the Conversion Price, in each case as in effect at the date any Series B Preferred Stock is surrendered for conversion.

         (b) Conversion Procedures. To exercise the conversion privilege, the Holder of any Series B Preferred Stock to be converted in whole or in part shall surrender the certificate representing such Series B Preferred Stock (the "Series B Preferred Stock Certificate") at the office or agency then maintained by the Corporation for the transfer of the Series B Preferred Stock, and shall give written notice of conversion in the form provided on the Series B Preferred Stock Certificate (or such other notice which is acceptable to the Corporation) to the Corporation at such office or agency that the Holder elects to convert such Series B Preferred Stock represented by the Series B Preferred Stock Certificate so surrendered or the portion thereof specified in said notice into Common Stock. Such notice shall also state the name or names (with addresses) in which the certificate or certificates for Common Stock which shall be issuable upon such conversion shall be issued, and shall be accompanied by transfer taxes, if required. Each Series B Preferred Stock Certificate surrendered for conversion shall, unless the shares issuable on conversion are to be issued in the same name as the registration of such Series B Preferred Stock Certificate, be duly endorsed by, or be accompanied by instruments of transfer in form satisfactory to the Corporation duly executed by, the Holder or such Holder's duly authorized attorney.

         As promptly as practicable, but in no event later than five (5) Business Days, after the surrender of such Series B Preferred Stock Certificate and the receipt of such notice and funds, if any, as aforesaid, the Corporation shall issue and shall simultaneously deliver at such office or agency to such Holder, or on his written order, a certificate or certificates for the number of shares of Common Stock, issuable upon the conversion of such Series B Preferred Stock represented by the Series B Preferred Stock Certificate so surrendered or portion thereof in accordance with the provisions of this Section 6. In case less than all of the Series B Preferred Stock represented by a Series B Preferred Stock Certificate surrendered for conversion is to be converted, the Corporation shall simultaneously deliver to or upon the written order of the Holder of such Series B Preferred Stock Certificate a new Series B Preferred Stock Certificate representing the Series B Preferred Stock not converted. If a Holder fails to notify the Corporation of the number of shares of Series B Preferred Stock which such Holder wishes to convert, such Holder shall be deemed to have elected to convert all shares represented by the certificate or certificates surrendered for conversion.

         Each conversion shall be deemed to have been effected on the date on which such Series B Preferred Stock Certificate shall have been surrendered and such notice shall have been received by the Corporation, as aforesaid (the "Conversion Date"), and the Person in whose name any certificate or cer-tificates for Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder of record of the shares repre-

sented thereby; provided, however, that any such surrender on any date when the stock books of the Corporation shall be closed shall constitute the Person in whose name the certificates are to be issued as the record holder thereof for all purposes on the next succeeding day on which such stock books are open, but such conversion shall be at the Conversion Price as in effect on the date upon which such Series B Preferred Stock Certificate shall have been surrendered.

         All Series B Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease, except only the right of the Holders thereof, subject to the provisions of this Section 6, to receive Common Stock in exchange therefor; provided, however, that if the Corporation defaults in its obligation to deliver certificates representing Common Stock issuable upon such conversion, dividends shall continue to accumulate at the Default Dividend Rate until such delivery is made.

         If any Series B Preferred Stock shall be called for redemption, the right to convert such Series B Preferred Stock shall terminate at the close of business on the thirtieth day following the date of the Redemption Notice.

         (c) The Conversion Price at which Series B Preferred Stock is convertible into Common Stock shall be subject to adjustment from time to time as provided in this Section 6(c) (unless otherwise indicated, all calculations under this Section 6(c) shall be made to the nearest $0.01):

                  (i) In case the Corporation shall (A) declare a dividend or make a distribution on the outstanding Common Stock in Capital Stock of the Corporation, (B) subdivide or reclassify the outstanding Common Stock into a greater number of shares (or into other securities or property), or (C) combine or reclassify the outstanding Common Stock into a smaller number of shares (or into other securities or property), the Conversion Price in effect at the close of business on the date fixed for the determination of stockholders entitled to receive such dividend or other distribution, or to be affected by such subdivision, combination or -

    other reclassification, shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the total number of outstanding shares of Common Stock immediately prior to such event, and the denominator of which shall be the total number of outstanding shares of Common Stock immediately after such event. An adjustment made pursuant to this subparagraph (i) shall become effective immediately after the record date for such event, or, if there is no record date, upon the effective date for such event. Any Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the time of the record date for such dividend for purposes of calculating the number of outstanding shares of Common Stock under subparagraphs (ii) and (iii) below. Adjustments pursuant to this sub-paragraph shall be made successively whenever any event specified above shall occur.

                 (ii) In case the Corporation shall fix a record date for issuance of rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase Common Stock (or securities convertible into or exchangeable for Common Stock) (other than Series B Preferred Stock, Series B Warrants or Investor Warrants) at a price per share (or having a conversion price or exchange price per share, subject to normal antidilution adjustments) less than the Current Market Price (as defined in subparagraph (vii) below) of Common Stock on such record date, the Conversion Price in effect at the close of business on such record date shall be reduced by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered would purchase at the Current Market Price as of such record date, and the denominator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of additional shares of Common Stock offered for subscription or purchase in connection with such rights, options or warrants. Such adjustment shall be made whenever such rights, options or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants. In case any rights or warrants referred to in this subparagraph (ii) in respect of which an adjustment shall have been made shall expire unexercised within forty-five (45) days after the same shall have been distributed or issued by the Cor-poration, the Conversion Price shall be readjusted at the time of such expiration to the Conversion Price that would have been in effect if no adjustment had been made on account of the distribution or issuance of such expired rights or warrants.

                (iii) In case the Corporation shall fix a record date for making of a distribution to all holders of Common Stock (A) of shares of any class other than Common Stock, (B) of evidences of indebtedness of the Corporation or any Subsidiary, (C) of assets or other property or
    (D) of rights or warrants (excluding those rights or warrants resulting in an adjustment pursuant to subparagraph (ii) above, and the right to acquire Series B Preferred Stock in the rights offering thereof), then in each such case the Conversion Price shall be reduced so that such price shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the effectiveness of the Conversion Price reduction contemplated by this subparagraph (iii) by a fraction, the numerator of which shall be the then Current Market Price per share of Common Stock, less the then fair market value (as determined by the Board of Directors, whose reasonable determination shall be described in a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification (a "Board Resolution") of the portion of the securities, evidences of indebtedness, assets, property or rights or warrants so distributed, the case may be, which is applicable to one share of Common Stock, and the denominator of which shall be the Current Market Price per share of Common Stock as of the record date for such distribution. Such adjust-

    ment shall be made successively whenever such a record date is fixed.

                 (iv) In case the Corporation shall issue Common Stock for a consideration per share less than the Current Market Price per share on the date the Corporation fixes the offering price of such additional shares, the Conversion Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding im-

    mediately after the issuance of such additional shares, and the denominator shall be the total number of shares of Common Stock out-

    standing immediately prior to the issuance of such additional shares plus the number of shares of Common Stock which the aggregate con-

    sideration received (determined as provided in subparagraph (vi) below) for the issuance of such additional shares would purchase at the Current Market Price per share. Such adjustment shall be made successively whenever such an issuance is made; provided, however, that the provisions of this subparagraph shall not apply (A) to Common Stock issued to the Corporation's employees or former employees or their estates under bona fide employee benefit plans adopted by the Board of Directors and approved by the holders of Common Stock if required by law, if such Common Stock would otherwise be covered by this subpara-

    graph, but only to the extent that the aggregate number of shares excluded hereby shall not exceed, on a cumulative basis since the date hereof, 1,642,000 (including 842,000 shares as of the date hereof to be issued pursuant to employee stock options outstanding as of the date hereof to purchase Common Stock), (B) to the Common Stock to be issued pursuant to the Bank Warrants, (C) to the Common Stock to be issued pursuant to the Investor Warrants or the Series B Warrants and (D) to Common Stock to be issued upon conversion of the Series A Preferred Stock or the Series B Preferred Stock, adjusted as appropriate in each case, in connection with any stock split, merger, recapitalization or similar transaction.

                  (v) In case the Corporation shall issue any securities convertible into or exchangeable for Common Stock (excluding (A) securities issued in transactions resulting in adjustment pursuant to subparagraphs (ii) and (iii) above, (B) Series A Preferred Stock, (C) Series B Preferred Stock, (D) Investor Warrants or Series B Warrants, and (E) upon conversion of any of such securities) for a consideration per share of Common Stock deliverable upon conversion or exchange of such securities (determined as provided in subparagraph (vi) below and subject to normal antidilution adjustments) less than the Current Market Price per share in effect immediately prior to the issuance of such securities, the Conversion Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the maximum number of shares of Common Stock deliverable upon conversion of or in exchange for such securities at the initial conversion or exchange price or rate, and the denominator shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such securities plus the number of shares of Common Stock which the aggregate consideration received (determined as provided in subparagraph (vi) below) for such securities would purchase at the Current Market Price per share. Such adjustment shall be made successively whenever such an issuance is made.

         Upon the termination of the right to convert or exchange such securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustments made upon the issuance of such convertible or exchangeable securities been made upon the basis of the delivery of only the number of shares of Common Stock actually delivered upon conversion or exchange of such securities and upon the basis of the consideration actually received by the Corporation (determined as provided in subparagraph (vi) below) for such securities.

                 (vi) For purposes of any computation respecting consideration received pursuant to subparagraphs (iv) and (v) above,
the        following shall apply:

                (A) in the case of the issuance of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deductions be made for any commissions, discounts, placement fees or other expenses incurred by the Corporation for any underwriting or placement of the issue or otherwise in connection therewith;

                (B) in the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors, whose reasonable determination shall be described in a Board Resolution; and

                (C) in the case of the issuance of securities convertible into or exchangeable for Common Stock, the aggregate consideration received therefor shall be deemed to be the consideration received by the Corporation for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Corporation upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (A) and (B) of this subparagraph (vi)).

                (vii) For the purpose of any computation under this Certificate of
    Designation, (A) the "Current Market Price" per share at any date shall be deemed to be the average of the daily Closing Price for the Common Stock for the ten (10) consecutive Trading Days commencing fourteen (14) Trading Days before such date, and (B) the "Closing Price" of the Common Stock means the last reported sale price regular way reported on the NASDAQ Stock Market or its successor, or, if not listed or admitted to trading on the NASDAQ Stock Market or its successor, the last reported sale price regular way reported on any other stock exchange or market on which the Common Stock is then listed or eligible to be quoted for trading, or as reported by the National Quotation Bureau Incorporated.

               (viii) In any case in which this Section shall require that adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the Holder of any Series B Preferred Stock converted after such record date and before the occurrence of such event the Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such Holder an amount in cash in lieu of a fractional share of Common Stock pursuant to Section 6(h); provided, however, that the Corporation shall deliver to such Holder a due bill or other appropriate instrument evidencing such Holder's rights to receive such additional Common Stock, and such cash, upon the occurrence of the event requiring such adjustment.

                 (ix) The Corporation may make such reductions in the Conversion
    Price, in addition to those required pursuant to other subparagraphs of this Section, as it considers to be advisable so that any event treated for federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients.

                  (x) In case of any consolidation with or merger of the Corporation into another corporation, or in case of any sale, lease or conveyance of assets to another corporation of the property of the Corporation as an entirety or substantially as an entirety, lawful and adequate provisions shall be made whereby each Holder of Series B Pre-

    ferred Stock shall have the right to receive, from such successor, leasing or purchasing corporation, as the case may be, upon the basis and upon the terms and conditions specified herein, in lieu of the Com-

    mon Stock immediately theretofore receivable upon the conversion of such Series B Preferred Stock, the kind and amount of shares of stock, other securities, property or cash or any combination thereof receivable upon such consolidation, merger, sale, lease or conveyance by a holder of the number of shares of Common Stock into which such Series B Preferred Stock might have been converted immediately prior to such consolidation, merger, sale, lease or conveyance. In the case of any such con-

    solidation, merger or sale of substantially all the assets, appropriate provision shall be made with respect to the rights and interests of the Holders to the end that the provisions hereof (including provisions for adjustment of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of any conversion rights hereunder.

                 (xi) In case of any reclassification or change of the Common
    Stock issuable upon conversion of Series B Preferred Stock (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination, but including any change in the Common Stock into two or more classes or series of shares), or in case of any consolidation or merger of another corporation into the Corporation in which the Corporation is the continuing corporation and in which there is a reclassification or change (including a change to the right to receive cash or other property) of the Common Stock (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination, but including any change in the Common Stock into two or more classes or series of shares), lawful and adequate provisions shall be made whereby each Holder of Series B Preferred Stock shall have the right to receive, upon the basis and upon the terms and conditions specified herein, in lieu of the Common Stock immediately theretofore receivable upon the conversion of such Series B Preferred Stock, the kind and amount of shares of stock, other securities, property or cash or any combination thereof receivable upon such re-

    classification, change, consolidation or merger, by a holder of the number of shares of Common Stock into which such Series B Preferred Stock might have been converted immediately prior to such reclassifi-

    cation, change, consolidation or merger.

                (xii) The foregoing subparagraphs (x) and (xi), however, shall not in any way affect the rights a Holder may otherwise have, pursuant to this Section, to receive securities, evidences of indebtedness, assets, property rights or warrants upon conversion of any Series B Preferred Stock.

               (xiii) If the Corporation repurchases (by way of tender offer, exchange offer or otherwise) any Common Stock for a per share consideration which exceeds the Current Market Price of a share of Common Stock on the date immediately prior to such repurchase, the Conversion Price shall be reduced so that such price shall equal the price determined by multiplying the Conversion Price in effect imme-diately prior to the effectiveness of the Conversion Price reduction contemplated by this subparagraph (xiii) by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such acquisition multiplied by the Current Market Price per share of the Common Stock on the immediately preceding Trading Day, and the denominator shall be the sum of (A) the fair market value (as determined in good faith by the Board of Directors) of the ag-

    gregate consideration payable to stockholders as a result of such acquisition, and (B) the product of the number of shares of Common Stock outstanding immediately following such acquisition and the Current Market Price per share of the Common Stock on such immediately preceding Trading Day, such reduction to become effective immediately prior to the opening of business on the day following such acquisition.

                (xiv) If any event occurs as to which the foregoing provisions of this Section 6(c) are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board of Directors, fairly protect the conversion rights of the Series B Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the Board of Directors, to protect such conversion rights as aforesaid, but in no event shall any such ad-

    justment have the effect of increasing the Conversion Price, or otherwise adversely affect the Holders.

                 (xv) For purposes of Section 6(c), Common Stock owned or held at any relevant time by, or for the account of, the Corporation in its treasury or otherwise, shall not be deemed to be outstanding for purposes of the calculation and adjustments described therein. Shares held in the Disputed Claims Reserve, Division Class 14 Utility Fund Trust Agreement dated April 6, 1993 and the Improvements Fund Trust Agreement dated April 6, 1993 shall not be deemed to be held by, or for the account of, the Corporation.

         (d) Conversion Price Adjustment Deferred. Notwithstanding the foregoing provisions of this Section 6, (i) no adjustment in the number of shares of Common Stock into which any Series B Preferred Stock is convertible shall be required unless such adjustment would require an increase or decrease in such number of shares of at least 1% and (ii) no adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease in the Conversion Price of at least $.01 per share; provided, however, that any adjustments which by reason of this paragraph (d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

         (e) Adjustment Report. Whenever any adjustment is required in the shares into which any Series B Preferred Stock is convertible, the Corporation shall forthwith (i) file with each office or agency then maintained by the Corporation for the transfer of the Series B Preferred Stock a statement describing in reasonable detail the adjustment and the method of calculation used and (ii) cause a notice of such adjustment, setting forth the adjusted Conversion Price and the calculation thereof to be mailed to the Holders at their respective addresses as shown on the stock books of the Corporation. The certificate of any independent firm of public accountants of recognized standing selected by the Board of Directors certifying to the Board of Directors the correctness of any computation under this Section 6 shall be evidence of the correctness of such computation.

         (f)  Notice of Certain Events.  In the event that:
                  (i) the Corporation shall take action to make any distribution to the holders of its Common Stock;

                 (ii) the Corporation shall take action to offer for subscription pro rata to the holders of its Common Stock any securities of any kind;

                (iii) the Corporation shall take action to accomplish any capital reorganization, or reclassification of the Capital Stock of the Corporation, or a consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or the sale or transfer of all or substantially all of the assets of the Corporation; or

                 (iv) the Corporation shall take action looking to a voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

then the Corporation shall (A) in case of any such distribution or subscription rights, at least twenty (20) days prior to the date or expected date on which the stock books of the Corporation shall close or a record shall be taken for the determination of Holders entitled to such distribution or subscription rights, and (B) in the case of any such reorganization, reclas-sification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up, at least twenty (20) days prior to the date or expected date when the same shall take place, cause written notice thereof to be mailed to each Holder at his address as shown on the stock books of the Corporation. Such notice in accordance with the foregoing clause (A) shall also specify, in the case of any such distribution or subscription rights, the date or expected date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (B) shall also specify the date or expected date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up, as the case may be.

         (g) Common Stock. For the purposes of this Section 6, the term "Common Stock" shall mean (i) the Common Stock or (ii) any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value or from no par value to par value, or from par value to no par value. If at any time as a result of an adjustment made pursuant to the provisions of Section 6(c), the Holder of any Series B Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation, such other shares so re-

ceivable upon conversion of any Series B Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in
Section 6(c), and the other provisions of this Section 6 with respect to the Common Stock shall apply on like terms to any such other shares.

         (h) Fractional Shares. The Corporation shall not be required to issue fractional shares of Common Stock upon the conversion of any Series B Preferred Stock. If more than one share of Series B Preferred Stock shall be surrendered for conversion at one time by the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares so surrendered. If any fractional interest in a share of Common Stock would be deliverable upon the conversion of any Series B Preferred Stock, the Corporation may pay, in lieu thereof, in cash the Closing Price thereof as of the Business Day immediately preceding the date of such conversion.

         (i) Reservation of Shares. The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued stock, for the purpose of effecting the conversion or redemption of the Series B Preferred Stock, such number of its duly authorized shares of Common Stock (or treasury shares as provided below) as shall from time to time be sufficient for the conversion of all outstanding Series B Preferred Stock into Common Stock at any time. The Corporation shall, from time to time and in accordance with the General Corporation Law of the State of Delaware, cause the authorized number of shares of Common Stock to be increased if the aggregate of the number of authorized shares of Common Stock remaining unissued and the issued shares of such Common Stock reserved for issuance in any other connection shall not be sufficient for the conversion of all out-standing Series B Preferred Stock into Common Stock at any time.

         7. Voting Rights. The Holders of Series B Preferred Stock shall not vote on any matters submitted to the holders of the Common Stock for a vote, except as may be required by law. In any case in which the Holders shall be entitled to vote as a separate class pursuant to Delaware law, each Holder shall be entitled to one vote for each share of Series B Preferred Stock then held.

         8.  Repurchase Obligation.  (a)  Subject to the provisions of
Section 8(b), the Series B Preferred Stock shall not be redeemable at the option of the Holder thereof prior to the fourth anniversary of the Original Issue Date. Beginning on the fourth anniversary of the Original Issue Date, each Holder shall have the right, at such Holder's option, exercisable by notice (a "Repurchase Notice"), to require the Corporation to purchase Series B Preferred Stock then held by such Holder, at a repurchase price in cash equal to the Liquidation Preference in effect at such time (the "Repurchase Price"); provided, however, that the number of shares required to be repurchased by the Corporation pursuant to this Section 8(a) ("Put Shares") prior to the fifth anniversary of the Original Issue Date shall not exceed one-third of the total number of shares of Series B Preferred Stock issued by the Corporation, and, prior to the sixth anniversary of the Original Issue Date, the number of Put Shares shall not exceed two-thirds of the total number of shares of Series B Preferred Stock issued by the Corporation.

         (b) Notwithstanding the provisions of Section 8(a), if an Event of Default shall occur at any time or from time to time on or after the Original Issue Date, each Holder shall have the right, at such Holder's option exercisable by Repurchase Notice at any time within sixty (60) days after the happening of each such Event of Default or, if later, receipt of notice from the Corporation of such Event of Default, to require the Corporation to purchase all or any part of the Series B Preferred Stock then held by such Holder as such Holder may elect, at the Repurchase Price.

         (c) The Corporation shall, within thirty (30) days of the occur-rence of an Event of Default, give written notice thereof by telecopy, if possible, and by first class mail, postage prepaid, to each Holder, addressed to such Holder at his last address and telecopy number as shown upon the stock books of the Corporation. Each such notice shall specify the Event of Default which has occurred and the date of such occurrence, the place or places of payment, the then effective Conversion Price pursuant to Section 6, the then effective Repurchase Price and the date the right of such Holder to require such repurchase shall terminate. In addition, the Corporation shall, im-

mediately upon becoming aware of any facts or events that could reasonably be expected to result in the occurrence of an Event of Default, give a written notice thereof by telecopy, if possible, and by first class mail, postage pre-paid, to the Holders, addressed to such Holders at their last addresses as shown upon the stock books of the Corporation.

         (d)  The date fixed for each such repurchase (the "Repurchase
Date") shall be the 30th day following the date of the Repurchase Notice relating thereto. The place of payment shall be at an office or agency in the City of New York, New York fixed therefor by the Corporation or, if not fixed, at the principal executive office of the Corporation.

         On or before the Repurchase Date, each Holder who elects to have Series B Preferred Stock held by it purchased shall surrender the certificate representing such shares to the Corporation at the place designated in such - notice together with an election to have such purchase made and shall thereupon be entitled to receive payment therefor provided in this Section 8. If less than all the shares represented by any such surrendered certificate are repurchased, a new certificate shall be issued representing the unpurchased shares. Payment of the Repurchase Price for the Put Shares shall be made on the later of the Repurchase Date or the fifth Business Day after the surrender of such certificate. Dividends with respect to the Series B Preferred Stock so purchased shall cease to accrue after the Repurchase Date, such shares shall no longer be deemed outstanding and the Holders thereof shall cease to be stockholders of the Corporation and all rights whatsoever with respect to the shares so purchased shall terminate; provided, however, that if the Corporation defaults in its obligation to pay the Repurchase Price for such Put Shares, interest shall accrue on the amount of such obligation at the Default Dividend Rate until such payment is made (with all interest due).

         (e) Notwithstanding any other provision hereof, if any of the following events shall occur and be continuing: (i) the Company or any of its Significant Subsidiaries shall commence any case, proceeding or other action
(A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Company or any of its Significant Subsidiaries shall make a general assignment for the benefit of its creditors;
(ii) there shall be commenced against the Company or any of its Significant Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; (iii) there shall be commenced against the Company or any of its Significant Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; (iv) the Company or any of its Significant Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i),
(ii), or (iii) above; (v) the Company or any of its Significant Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; (vi) the Company or any of its Significant Subsidiaries shall cause to be reinstated the Reorganization Pro-ceedings (as defined in the Note Agreement (as defined in the Investment Agreement)); or (vii) the Confirmation Order (as defined in the Note Agreement) shall be reversed, withdrawn, modified (in any manner adverse to the Company or any of its Significant Subsidiaries), or any rehearing shall be ordered with respect thereto by the Bankruptcy Court or by any court having jurisdiction over the Company; then, and in any such event, all Series B Pre-ferred Stock held by such Holder shall be Put Shares and the aggregate Repur-chase Price in respect of each such share shall immediately and automatically become due and payable in full without any requirement or pre-condition of delivery of a Repurchase Notice, any such requirement or pre-condition being expressly waived hereby.

         9.  Reissuance of Series B Preferred Stock.  Series B Preferred
Stock that has been issued and reacquired in any manner, including shares surrendered to the Corporation upon conversion, and shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unissued preferred stock un-designated as to series and may not be re-designated and reissued as part of any series of preferred stock.

         10. Business Day. If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.

         11. Headings of Sections. The headings of the various Sections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

         12. Severability of Provisions. If any right, preference or limitation of the Series B Preferred Stock set forth in this Certificate of Designation (as it may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

         13. Notice. All notices and other communications provided for or permitted to be given to the Corporation hereunder shall be made by hand delivery, next day air courier or certified first-class mail to the Corporation at its principal executive offices at Atlantic Gulf Communities Corporation, 2601 South Bayshore Drive, Miami, Florida 33133-5461, Telecopy number (305) 859-4623, Attention: Chief Financial Officer.

         14. Amendments. This Certificate of Designation may be amended without notice to or the consent of any Holder to cure any ambiguity, defect or inconsistency or to make any other amendment provided that any such amendment does not adversely affect the rights of any Holder. Any provisions of this Certificate of Designation may also be amended by the Corporation with the vote or written consent of Holders representing a majority of the outstanding Series B Preferred Stock.

         The Corporation will, so long as any Series B Preferred Stock is outstanding, maintain an office or agency where such shares may be presented for registration or transfer and where such shares may be presented for conversion and redemption.

         15. Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

         "Bank Warrants" means the 1,500,000 warrants for the purchase of Common Stock issued on September 30, 1996 pursuant to the Prepayment Agreement dated as of September 30, 1996 among the financial institutions listed on the signature pages thereof, The Chase Manhattan Bank and the Corporation.

         "Board of Directors" means the Board of Directors of the Corporation.

         "Board Resolution" has the meaning set forth in Section 6(c)(iii).

         "Business Day" means a day that is not a Saturday, a Sunday or a day on which banking institutions in the State of New York are not required to be open. Unless specifically stated as a Business Day, all days referred to herein shall mean calendar days.

         "Capital Stock" means, with respect to any Person, any and all shares, partnership interests, participations, rights in, or other equivalents (however designated and whether voting or nonvoting) of, such Person's capital stock.

         "Closing Price" has the meaning set forth in Section 6(c)(vii).

         "Common Stock" means shares of Common Stock, par value $.10 per share, of the Corporation.

         "Conversion Date" has the meaning set forth in Section 6(b).

         "Conversion Price" means, initially, $5.75 and, thereafter, such price as adjusted pursuant to Section 6.

         "Corporation" means Atlantic Gulf Communities Corporation, a Delaware corporation.

         "Current Market Price" has the meaning set forth in Section
6(c)(vii).

         "Default Dividend Rate" has the meaning set forth in Section 3(a).

         "Dividend Payment Date" means March 31, June 30, September 30 and December 31 of each year.

         "Dividend Period" means the Initial Dividend Period and, thereafter, each Quarterly Dividend Period.

         "Dividend Record Date" means a day fifteen (15) days preceding the Dividend Payment Date.

         "Event of Default" means (i) any event of default (whatever the reason for such event of default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any governmental authority) under any Instrument creating, evidencing or securing any indebtedness for borrowed money of the Company or any Significant Subsidiary in an amount in excess of $2,500,000 that would enable the credi-

tors or secured parties under such Instrument to declare the principal amount of such indebtedness due and payable prior to its scheduled maturity, and has not been waived by the relevant creditors or secured parties, (ii) the occurrence of a Default Change of Control (as defined in the Investment Agreement), or (iii) one of the events specified in clauses (i) through (vii) of Section 8(e).

         "Holder" means a record holder of one or more outstanding shares of Series B Preferred Stock.

         "Initial Dividend Period" means the dividend period commencing on the Original Issue Date and ending on the second Dividend Payment Date to occur thereafter.

         "Instrument" means any contract, agreement, indenture, mortgage, security, document or writing under which any obligation is evidenced, assumed or undertaken, or any security interest is granted or perfected.

         "Investor" has the meaning set forth in the Investment Agreement.

         "Investor Warrants" means the 5,000,000 warrants to acquire Common Stock to be issued to the Investor pursuant to the Investment Agreement.

         "Investment Agreement" means the Amended and Restated Investment Agreement dated as of February 7, 1997 by and between AP-AGC, LLC and the Corporation, amended as of March 20, 1997 and amended and restated as of May 15, 1997.

         "Junior Stock" has the meaning set forth in Section 2.

         "Liquidation Preference" means, at any time, $10 per share of Series B Preferred Stock, plus accumulated and unpaid Dividends thereon through the date of such determination, whether or not declared and whether or not funds are legally available therefor.

         "Optional Redemption Price" has the meaning set forth in Section
5(a).

         "Original Issue Date" means the date upon which the Series B Preferred Stock is originally issued by the Corporation.

         "Parity Stock" means the Series A Preferred Stock (except insofar as the Series A Preferred Stock has certain security rights and interests which are not applicable to the Series B Preferred Stock) and any class or series of stock the terms of which provide that it is entitled to participate pari passu with the Series B Preferred Stock with respect to any dividend or distribution or upon liquidation, dissolution or winding-up of the Corporation.

         "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, business trust, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof.

         "Put Shares" has the meaning set forth in Section 8(a).

         "Quarterly Dividend Period" shall mean the quarterly period commencing on each March 31, June 30, September 30 and December 31 and ending on each Dividend Payment Date, respectively.

         "Redemption Date", with respect to any Series B Preferred Stock, means the date on which such Series B Preferred Stock is redeemed by the Corporation.

         "Redemption Notice" has the meaning set forth in Section 5(c).

         "Repurchase Date" has the meaning set forth in Section 8(d).

         "Repurchase Notice" has the meaning set forth in Section 8(a).

         "Repurchase Price" has the meaning set forth in Section 8(a).

         "Senior Stock" means any class or series of stock the terms of which provide that it is entitled to a preference to the Series B Preferred Stock with respect to any dividend or distribution or upon voluntary or involuntary liquidation, dissolution or winding-up of the Corporation.

         "Series A Preferred Stock" means the 20% Cumulative Redeemable Convertible Preferred Stock, Series A, par value $.01 per share, of the Corporation.

         "Series B Preferred Stock Certificate" has the meaning set forth in Section 6(b).

         "Series B Preferred Stock" means the 20% Cumulative Redeemable Convertible Preferred Stock, Series B, par value $.01 per share, of the Corporation, which may be issued in accordance with the Investment Agreement.

         "Series B Warrants" means up to 4,000,000 warrants to acquire Common Stock which may be issued to acquirers of Series B Preferred Stock.

         "Significant Subsidiary" has the meaning set forth in Regulation S-X under the Securities Exchange Act of 1934, as amended.

         "Subsidiary" means, (i) with respect to any Person, a corporation a majority of whose Capital Stock with voting power under ordinary circumstances to elect directors is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person or by such Person and a Subsidiary of such Person, or (ii) any other Person (other than a corporation) of which at least a majority of the voting interest is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person or by such Person and a Subsidiary of such Person.

         "Trading Day" shall mean a day on which securities are traded or quoted on the national securities exchange or quotation system or in the over-the-counter market used to determine the Closing Price.
                                            PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

Set forth below is an estimate of the approximate amount of the fees and expenses payable by the Registrant.

Securities and Exchange Commission registration fee     6,157
*Blue sky fees and expenses (including legal fees)      7,500
*Accounting fees and expense                            3,500
*Legal fees and expense                                30,000
*Printing and engraving                                   500
*Miscellaneous                                          5,343
*Total                                                 52,000

---------------
* Estimated


Item 15.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) under Section 174 of the Delaware General Corporation Law, or (d) any transaction from which the director derived an improper personal benefit.

Article Twelfth of the Registrant's charter provides for the elimination of personal liability of a director for breach of fiduciary duty as permitted by
Section 102(b)(7) of the Delaware General Corporation Law, and Article Ninth provides that the Registrant may indemnify its directors and officers to the full extent permitted by the Delaware General Corporation Law.

The Registrant has in effect a directors and officers liability insurance policy under which the directors and officers of the Registrant are insured against loss arising from claims made against them due to wrongful acts while acting in their individual and collective capacities as directors and officers, subject to certain exclusions.
The Registrant has entered into indemnification and release agreements with its directors who have resigned effective as of the Apollo Closing that contractually provide for indemnification and expense advancement, including related provisions meant to facilitate the indemnitees' receipt of such benefits, and certain releases. Under such agreements, the Registrant for itself, its Subsidiaries and any other entities that the Registrant controls, will release each of the resigning directors from any and all claims that any of the releasors may have against the resigning directors. The Investment Agreement also provides for continuing indemnification following the Apollo Closing for the Registrant's directors to the fullest extent provided by law, as well as continuing coverage under the Company's directors' and officers' liability insurance policies.

Item 16.  Exhibits and Financial Statement Schedule.

Exhibits:


4 (a) Amended and Restated Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 4(a) to the Registrant's Registration Statement on Form S-3 filed on July 23, 1997 (File No. 333-31939).

  (b) Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3(b) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1992).

  (c) Statements of Preferences and Rights establishing Series A Preferred Stock and Series B Preferred Stock (included in Exhibit 4(a)).

5     Opinion of Arent Fox Kintner Plotkin & Kahn concerning legality of securities being registered.

10(a) Investment Agreement (Exhibit EX-1 to the Company's Current Report on Form 8-K filed February 18, 1997), as amended and restated as of May 15, 1997 (Exhibit EX-1 to the Company's Current Report on Form 8-K filed June 5, 1997).

  (b) Secured Agreement (Exhibit EX-6 to the Company's Current Report on Form 8-K filed February 18, 1997), as amended and restated as of May 15, 1997.

23    Consents of experts and counsel:
  (a) Arent Fox Kintner Plotkin & Kahn (included in Exhibit 5).
  (b) Ernst & Young LLP.


Item 17.  Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

   (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form or prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initialbona fide offering thereof.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Miami, State of Florida, on this 8th day of August, 1997.

                     ATLANTIC GULF COMMUNITIES CORPORATION



                  By:/s/Thomas W. Jeffrey, Executive Vice President
                           and Chief Financial Officer



                           POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Thomas W. Jeffrey his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all Amendments (including post-effective Amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



Signatures                 Title                        Date


                           Chairman of the Board,    August 8, 1997
/s/J. Larry Rutherford     President and Chief
                           Executive Officer,
                           Director


                            Executive Vice            August 8, 1997
/s/Thomas W. Jeffrey       President and Chief
                           Financial Officer

                           Vice President and        August 8, 1997
/s/Callis N. Carleton      Controller (Principal
                           Accounting Officer)

Lee Niebart                Director                  _______________, 1997



Ricardo Koenigsberger      Director                  _______________, 1997



/s/Gerald N. Agranoff      Director                  August 8, 1997


James M. DeFrancia         Director                  _______________, 1997



/s/Charles K. MacDonald    Director                  August 8, 1997



/s/W. Edward Scheetz       Director                  August 8, 1997

                                            EXHIBIT INDEX



4 (a) Amended and Restated Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 4(a) to the Registrant's Registration Statement on Form S-3 filed on July 23, 1997 (File No. 333-31939).

  (b) Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3(b) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1992).

  (c) Statements of Preferences and Rights establishing Series A Preferred Stock and Series B Preferred Stock (included in Exhibit 4(a)).

5     Opinion of Arent Fox Kintner Plotkin & Kahn concerning legality of securities being registered.

10(a) Investment Agreement (Exhibit EX-1 to the Company's Current Report on Form 8-K filed February 18, 1997), as amended and restated as of May 15, 1997 (Exhibit EX-1 to the Company's Current Report on Form 8-K filed June 5, 1997).

  (b) Secured Agreement (Exhibit EX-6 to the Company's Current Report on Form 8-K filed February 18, 1997), as amended and restated as of May 15, 1997.

23    Consents of experts and counsel:
  (a) Arent Fox Kintner Plotkin & Kahn (included in Exhibit 5).
  (b) Ernst & Young LLP.